UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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The Navigators Group, Inc.
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THE NAVIGATORS GROUP, INC.
6 International Drive
Rye Brook, New York 10573

ANNUAL MEETING — May 26, 2011

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of the Company to be held at 10:00 a.m. on Thursday, May 26, 2011 at the Company’s office at Reckson Executive Park, 6 International Drive, Rye Brook, New York 10573.

A report of the Company’s current affairs will be presented at the Annual Meeting and Stockholders will have an opportunity for questions and comments.

You are requested to sign, date and return your proxy card whether or not you plan to attend the Annual Meeting.

We are grateful for your assistance and express our appreciation in advance.

Sincerely yours,

Terence N. Deeks
Chairman

April 13, 2011

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
PROPOSAL 1 ELECTION OF DIRECTORS
SUMMARY COMPENSATION TABLE
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTIONS EXERCISED AND STOCK VESTED
POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT
PROPOSAL 2 ADVISORY VOTE ON EXECUTIVE COMPENSATION
PROPOSAL 3 ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION
PROPOSAL 4 RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
ALL OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE ANNUAL MEETING

THE NAVIGATORS GROUP, INC.
6 International Drive
Rye Brook, New York 10573

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
May 26, 2011

To the Stockholders of The Navigators Group, Inc.:

Notice is hereby given that the Annual Meeting of Stockholders of The Navigators Group, Inc. (the “Company”), a Delaware corporation, will be held at the Company’s office at Reckson Executive Park, 6 International Drive, Rye Brook, New York 10573 on Thursday, May 26, 2011, at 10:00 a.m. At the meeting, stockholders will be asked to:

(1) Elect ten (10) directors to serve until the 2012 Annual Meeting of Stockholders or until their respective successors have been duly elected and qualified;

(2) Pass an advisory resolution on executive compensation;

(3) Hold an advisory vote to recommend the frequency of future advisory votes on executive compensation;

(4) Ratify the appointment of KPMG LLP as the independent auditors of the Company to examine and report on the December 31, 2011 financial statements; and

(5) Transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The close of business on April 1, 2011 has been fixed by the Board of Directors as the date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, and only stockholders of record on such date will be entitled to vote. A list of stockholders will be open to examination by stockholders during ordinary business hours for a period of ten (10) days prior to the Annual Meeting at the office of the Company, Reckson Executive Park, 6 International Drive, Rye Brook, New York 10573.

By Order of the Board of Directors

Bruce J. Byrnes
Secretary

Rye Brook, New York
April 13, 2011

YOUR VOTE IS IMPORTANT.

WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED PREPAID ENVELOPE OR, IF YOU PREFER, SUBMIT YOUR PROXY BY USING THE INTERNET FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO, EVEN IF YOU HAVE PREVIOUSLY SUBMITTED YOUR PROXY.

THE NAVIGATORS GROUP, INC.
6 International Drive
Rye Brook, New York 10573

ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

General Information

The accompanying form of proxy is solicited on behalf of the Board of Directors (the “Board”) of The Navigators Group, Inc. for use at the annual meeting (the “Annual Meeting”) of the Company’s stockholders or any adjournment thereof. When we use the terms “we,” “us,” “our” or “the Company,” we are referring to The Navigators Group, Inc. and its subsidiaries, unless the context otherwise requires. The persons named on the proxy card have been designated as proxies by the Company’s Board of Directors. Such persons are officers of the Company. Any stockholder desiring to appoint some other person to represent him or her at the Annual Meeting may do so by completing another form of proxy and delivering the completed proxy to the Secretary of the Company at the address indicated above, prior to the Annual Meeting. It is the responsibility of the stockholder appointing some other person to represent him or her to inform such person of the appointment. The Company has first mailed or electronically delivered these proxy materials to holders (“Stockholders”) of shares of the Company’s Common Stock, par value $.10 per share (the “Common Stock”), on or about April 13, 2011. The Company’s executive and administrative office is located at Reckson Executive Park, 6 International Drive, Rye Brook, New York 10573.

The proxy materials are available over the Internet at the web site address shown on your proxy card. Internet voting is available 24 hours a day. If you have access to the Internet, we encourage you to vote this way. If you vote over the Internet, please do not return your proxy card. Stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. You can choose this option and save the Company the cost of producing and mailing the documents by following the instructions provided if you vote over the Internet. Should you choose to view future proxy statements and annual reports over the Internet, you will receive an e-mail next year with voting instructions and the Internet address of those materials.

The proxies that are properly executed and duly returned to the Company and not revoked will be voted as specified and, if no direction is made, will be voted for the election of each of our ten (10) nominees as directors (Proposal 1), for the approval of the compensation of our named executive officers (Proposal 2), for the approval of an annual advisory vote on executive compensation (Proposal 3) and in favor of the appointment of KPMG LLP as the independent auditors of the Company for fiscal year 2011 (Proposal 4). Stockholders may also be asked to consider and take action with respect to such other matters as may properly come before the Annual Meeting or any adjournment or adjournments thereof. Each proxy granted is revocable and may be revoked at any time prior to its exercise by giving notice of such revocation to the Secretary of the Company at The Navigators Group, Inc., Reckson Executive Park, 6 International Drive, Rye Brook, New York 10573. A Stockholder who attends the Annual Meeting in person may, if he or she wishes, vote by ballot at the Annual Meeting, thereby canceling any proxy previously given. The outstanding voting stock of the Company as of April 1, 2011, the record date, consisted of 17,305,759 shares of Common Stock, with each share of Common Stock entitled to one vote. Only Stockholders of record at the close of business on April 1, 2011 are entitled to vote at the Annual Meeting. The closing price of the Common Stock on April 1, 2011 was $51.74. A copy of the Company’s Annual Report for the year ended December 31, 2010 is being mailed simultaneously herewith and is electronically available to Stockholders on the Internet by logging on to www.proxyvote.com and following the instructions provided.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors recommends that you vote FOR the director nominees described below. Proxies will be so voted unless Stockholders specify otherwise in their proxies.

The By-laws of the Company provide for the Company to have not less than three nor more than twenty-one directors. The Board of Directors proposes the election of the ten nominees named below to constitute the entire Board of Directors of the Company until the next Annual Meeting of Stockholders or until their successors shall be duly elected and shall qualify. Each of the nominees other than Mr. Johnson is currently a director of the Company. All directors other than Mr. Mendelsohn and Ms. Tomlinson are standing for re-election. The Board of Directors appointed Mr. Mendelsohn as a director on August 11, 2010 and Ms. Tomlinson as a director on February 17, 2011. Mr. Peter A. Cheney, who has served on the Board of Directors since 2003, is retiring from the Board effective upon the conclusion of the Annual Meeting and will not stand for re-election. In the event any nominee named below is unable or declines to serve, which the Board of Directors does not anticipate, it is intended that the proxies will be voted for the balance of those named and for any substitute nominee that the Board of Directors may designate.

		Position with the	First Became
Name	Age	Company	a Director

H. J. Mervyn Blakeney	73	Director	2004
Terence N. Deeks	71	Chairman	1982
W. Thomas Forrester	62	Director	2006
Stanley A. Galanski	52	Director, President & CEO	2001
Geoffrey E. Johnson	63	Director	—
John F. Kirby	64	Director	2004
Robert V. Mendelsohn	64	Director	2010
Marjorie D. Raines	64	Director	2010
Janice C. Tomlinson	60	Director	2011
Marc M. Tract	51	Director	1991

H. J. Mervyn Blakeney spent a 30-year career with Cadbury Schweppes Plc, the final 10 years as Managing Director of Schweppes International Ltd. and as a director of its holding company. After retiring as an executive in 1988, he has held non-executive directorships in various industries, principally insurance, within the United Kingdom. Mr. Blakeney was a non-executive director of Navigators Underwriting Agency Ltd., a wholly-owned United Kingdom subsidiary of the Company, until December 2010 and until February 2010 was the non-executive Chairman of that board.

Peter A. Cheney, 68, has been retired since 1996. Prior thereto, Mr. Cheney held various positions at National Re Corporation, including as Executive Vice President, Chief Financial Officer and Director from 1994 to 1996. Mr. Cheney, who has served on the Board of Directors since 2003, is retiring from the Board effective upon the conclusion of the Annual Meeting and will not stand for re-election.

Terence N. Deeks is our founder. He has been our Chairman since our formation in 1982, and was our President until May 2002 and Chief Executive Officer until December 2002. Mr. Deeks has been engaged in the property and casualty insurance business since 1957. Mr. Deeks served as an Executive Chairman of the Board from his retirement as Chief Executive Officer until May 26, 2010. As of such date, Mr. Deeks retired as an executive of the Company, and continues to serve as the non-executive Chairman of the Board.

W. Thomas Forrester retired in March 2007 from Progressive Corporation, where he had been Chief Financial Officer since 1999. From 1984 to 1999, Mr. Forrester held a series of increasingly senior financial and operating positions at Progressive Corporation. Mr. Forrester began his career at the public accounting firm of Price Waterhouse in 1976 and worked in the audit and consulting areas. He is currently a director of Federal National Mortgage Association — Fannie Mae and of Alterra Capital Holdings Limited and until May 2006 was a director of Axis Capital Holdings.

Stanley A. Galanski has been our President since May 2002 and our Chief Executive Officer since January 2003. Prior thereto, he had been Executive Vice President and Chief Operating Officer of the Company since March 2001. Mr. Galanski was President of XL Insurance Company of New York from 2000 to March 2001, President of XL Specialty Insurance Company from 1997 to March 2001, and President of New Hampshire Insurance Company from 1995 to 1997. From 1980 to 1995, Mr. Galanski held various underwriting and management positions with the Chubb Group of Insurance Companies. Mr. Galanski is a director of several of our wholly-owned subsidiaries, including chairman of Navigators Insurance Company.

Geoffrey E. Johnson retired from PricewaterhouseCoopers (“PwC”) in 2010, where he had worked since 1969 in both London and New York, having served major clients and held senior management positions in the U.K., Europe and globally. Most recently, from 2002 — 2010, he served as the Chief Executive Officer of PwC’s Bermuda-based professional indemnity captive insurance company. Prior thereto, from 1998 — 2002, he was the Global Chief Financial Officer/Operations Leader for PwC. Mr. Johnson is the Senior Independent Director of and chair of the audit committee of Omega Insurance Holdings Limited and the Chairman of the Board of Professional Asset Indemnity Limited.

John F. Kirby has been retired from Chubb & Son since 2003 and prior thereto, from 1998 to 2003, he was a Managing Director with worldwide responsibility for ceded reinsurance. From 1995 to 1998, he served as Senior Vice President and Manager — Global Marine & Aviation Practice at Wilcox, Inc. Prior thereto, he held various senior positions at The Continental Corporation from 1987 to 1995. He began his career with the Chubb Group in 1964.

Robert V. Mendelsohn most recently served as Worldwide Group Chief Executive of Royal & Sun Alliance Insurance Group, PLC (RSA) from 1997 — 2002, prior to which he was Chief Executive Officer of Royal Insurance Group from 1993 — 1997. Before joining Royal Insurance Group, Mr. Mendelsohn worked for W.R. Berkley Corporation for 20 years, ultimately serving as President and Chief Operating Officer. Mr. Mendelsohn has also been actively involved in a number of civic and industry organizations in several capacities including as Director of the International Insurance Society and of the Association Internationale pour l’Etude de l’Economie de l’Assurance and as former Chairman of the American Insurance Association and former trustee of the Chartered Property Casualty Underwriters Society. Mr. Mendelsohn is also on the Advisory Board of the Program on Corporate Governance at Harvard Law School.

Marjorie D. Raines retired from the Chubb Group of Insurance Companies in December 2008. She joined Chubb in 1975 as an equity/portfolio manager, later becoming Executive Vice President - Chief Investment Officer for Chubb’s international operations, the position she held upon her retirement. Ms. Raines is certified as a Chartered Financial Analyst. Ms. Raines is a non-executive director of Vardana Fund Ltd.

Janice C. Tomlinson worked at the Chubb Group of Companies for over 36 years, serving in various executive management roles, most recently as Executive Vice President of International Field Operations, until her retirement in December 2009. She has been actively involved in the community through her service on numerous non-profit boards. Ms. Tomlinson also serves on the boards of multiple subsidiaries of Firstcan Management Inc.

Marc M. Tract has been a partner of the law firm of Katten Muchin Rosenman LLP and a predecessor firm since 1994, which firms have been counsel to the Company for the same period. Mr. Tract specializes in the areas of corporate and regulatory matters for the insurance industry.

Non-Director Executive Officers

The current non-director executive officers of the Company are as follows:

Name	Age	Position

Francis W. McDonnell	54	Senior Vice President and Chief Financial Officer
Richard P. Bardwell	53	Active Underwriter, Navigators Underwriting Agency Ltd.
H. Clay Bassett, Jr.	45	Senior Vice President, Chief Underwriting Officer and Chief Risk Officer
Bruce J. Byrnes	43	Senior Vice President, General Counsel and Chief Compliance Officer
Michael L. Civisca	48	Executive Vice President and Chief Operating Officer, Navigators Management Company, Inc.
Stephen R. Coward	57	President, Navigators Technical Risk
Christopher C. Duca	45	President and Chief Executive Officer, Navigators Management Company, Inc.
R. Scott Eisdorfer	47	Senior Vice President and Chief Administrative Officer
Paul V. Hennessy	63	President, Navigators Holdings (UK) Ltd.
LoriAnn Lowery-Biggers	44	Senior Vice President, Navigators Management Company, Inc.
Anthony G. Martella	44	Senior Vice President and Chief Actuarial Officer

Francis W. McDonnell has been our Senior Vice President and Chief Financial Officer since August 2008. Prior to joining the Company, Mr. McDonnell served as Chief Financial Officer of ACE USA from 2003 to 2008. From 1995 to 2002 he served as the Chief Financial Officer of PMA Capital Corporation and Chief Financial Officer of PMA Reinsurance from 1993 to 1995. Prior thereto, he held various financial management positions at Reliance Insurance Company.

Richard P. Bardwell is the Active Underwriter for the Company’s Lloyd’s of London syndicate, managed by Navigators Underwriting Agency Ltd., a wholly-owned subsidiary of the Company. Mr. Bardwell has been with the Company and its predecessor companies since 1980. Mr. Bardwell has held various positions with the Company.

H. Clay Bassett, Jr. has been our Senior Vice President and Chief Underwriting Officer since April 2008 and our Chief Risk Officer since December 2009. Prior to joining the Company, Mr. Bassett served as the Chief Underwriting Officer of Folksamerica Re from 2005 to 2008. Mr. Bassett served in various management positions with Argonaut Group, Inc. from 2002 to 2005, Swiss Re from 1997 to 2002 and American Insurance Group, Inc. from 1990 to 1997. Mr. Bassett began his career at National Reinsurance Corp. in 1987.

Bruce J. Byrnes has been our Senior Vice President, General Counsel and Secretary since June 2009. Prior to joining the Company, Mr. Byrnes held the position of General Counsel at PXRE Reinsurance Company from 2001 until it merged with Argonaut Group, Inc. in August 2007, at which point he joined Hudson Insurance Capital Partners, an insurance industry focused private equity fund, as Principal, Chief Operating Officer & General Counsel. Prior to joining PXRE, Mr. Byrnes had practiced law in several New York law firms, including Morgan, Lewis & Bockius and Baker & McKenzie, specializing in corporate and insurance matters.

Michael L. Civisca joined the Company in 1987 and since September 2009 has been the Executive Vice President and Chief Operating Officer of Navigators Management Company, Inc., a wholly-owned subsidiary of the Company (“Navigators Management Company”). Prior thereto, Mr. Civisca was responsible for the marine, energy, inland marine and commercial multi-peril business of Navigators Management Company.

Stephen R. Coward joined the Company in 2002 and oversees the Company’s global technical risk underwriting divisions (NavTech). Mr. Coward has held various management positions in Navigators Underwriting Agency Ltd. and prior to joining the Company, Mr. Coward held senior underwriting management positions at SCOR UK and Copenhagen Reinsurance Co. Ltd.

Christopher C. Duca joined the Company in 2001 and since September 2009 has been the President and CEO of Navigators Management Company. In addition, Mr. Duca oversees the Company’s global management and professional liability business and specialty casualty business. Prior thereto, Mr. Duca was President of Navigators Management Company’s professional liability division (NavPro), where he oversaw the management liability, professional liability and casualty business.

R. Scott Eisdorfer has been our Senior Vice President and Chief Administrative Officer since October 2008, prior to which, from 2001, he was our Senior Vice President and Chief Information Officer and held the same titles with our insurance subsidiaries since 1999. From 1996 to 1999, Mr. Eisdorfer was a Vice President and Applications Manager of General Reinsurance Corporation, and prior thereto from 1985 held various information technology positions at National Reinsurance Corporation.

Paul V. Hennessy joined the Company in 2008 and as the President of Navigators Holdings (UK) Ltd., a wholly-owned subsidiary of the Company, is the head of the Company’s operations in Europe. Mr. Hennessy is also the Managing Director of Navigators Underwriting Agency Ltd. Prior to joining the Company, Mr. Hennessy was employed by Arch Insurance Group from 2007 to 2008 as Vice President of Underwriting. Prior to that he spend almost 10 years with CNA, including four years as Chief Underwriting Officer of CNA Europe and, prior thereto, 22 years with the Chubb Group of Insurance Companies in a variety of assignments, including European Commercial Customer Group Manager. Mr. Hennessy holds the designation of Associate of the Chartered Insurance Institute.

LoriAnn Lowery-Biggers joined the Company in September 2009 as a Senior Vice President of Navigators Management Company, and oversees Field Operations for the Company. Ms. Lowery-Biggers has 22 years of experience in the insurance industry that most recently included serving as President of Lloyd’s Inc., North America from 2008 to 2009. Prior thereto, she held executive positions at Wells Fargo Insurance Services USA, Inc. and worked as a Managing Director at Marsh & McLennan Companies, Inc.

Anthony G. Martella joined the Company in May 2010 as Senior Vice President and Chief Actuarial Officer. Prior to joining the Company, Mr. Martella served as Senior Vice President, Actuarial Operations for Selective Insurance Company from 2000-2010. Prior thereto, Mr. Martella held actuarial positions at Reliance Insurance Company and American Re-Insurance Company. Mr. Martella is a fellow of the Casualty Actuarial Society and a member of the American Academy of Actuaries.

Ownership of Voting Securities By Certain Beneficial Owners and Management

The following table sets forth the beneficial ownership, reported to the Company as of April 1, 2011, of shares of Common Stock (i) by each person who holds of record or is known by us to own beneficially more than 5% of the outstanding Common Stock, (ii) by each of our current directors, (iii) by each of the named executive officers in the Summary Compensation Table under “Compensation Discussion and Analysis” below, and (iv) by all current directors and executive officers as a group. Except as otherwise indicated, to our knowledge all shares are beneficially owned by the persons named as owners.

	Amount and
	Nature of	Percent of
Name and Address of Beneficial Owner	Beneficial Ownership	Outstanding Shares

Terence N. Deeks(1)	2,461,812	14.2
6 International Drive Rye Brook, NY 10573
Lord, Abbett & Co. LLC(2)	1,174,351	6.8
90 Hudson Street Jersey City, NJ 07302
Dimensional Fund Advisors LP(3)	1,127,379	6.5
Palisades West, Bldg. 1 6300 Bee Cave Road Austin, TX 78746
Janus Capital Management LLC(4)	1,122,050	6.5
151 Detrior Street Denver, CO 80206
BlackRock, Inc.(5)	983,696	5.7
40 East 52nd Street New York, NY 10022
Marc M. Tract(6)	824,364	4.8
H. J. Mervyn Blakeney	3,619	*
Peter A. Cheney	6,696	*
Michael L. Civisca(7)	64,124	*
Stephen R. Coward(8)	12,070	*
W. Thomas Forrester	2,295	*
Stanley A. Galanski(9)	127,338	*
John F. Kirby	4,452	*
Anthony G. Martella(10)	—	*
Francis W. McDonnell(11)	19,720	*
Robert V. Mendelsohn	1,298	*
Marjorie D. Raines	1,596	*
Janice C. Tomlinson	—	*
All current directors and executive officers as a group (21) persons)(1)(6)(7)(8)(9)(10)(11)(12)(13)	3,612,065	20.9

*	Less than 1%.

(1)	Includes 429,277 shares and 930,367 shares which may be deemed to be beneficially owned by Mr. Deeks as Settlor of the Terence N. Deeks 2009 Qualified Three Year Annuity Trust and the Terence N. Deeks 2010 Qualified Three Year Annuity Trust, respectively, 67,342 shares owned jointly with his wife, and 13,500 shares owned by the Deeks Family Foundation. Excludes 813,946 shares which are held under certain instruments of trust for the benefit of Mr. Deeks’ children and grandchildren, of which Mr. Deeks disclaims beneficial ownership.

(2)	Based on Schedule 13G filed with the Securities and Exchange Commission (the “SEC”) on February 14, 2011 by Lord, Abbett & Co. LLC.

(3)	Based on Schedule 13G filed with the SEC on February 11, 2011 by Dimensional Fund Advisors LP.

(4)	Based on Schedule 13G filed with the SEC on February 14, 2011 by Janus Capital Management LLC. Includes 900,000 shares, or 5.2% of the Company’s outstanding shares, that are beneficially owned by Perkins Small Cap Value, a direct subsidiary of Janus Capital Management LLC.

(5)	Based on Schedule 13G filed with the SEC on February 7, 2011 by BlackRock, Inc.

(6)	Includes 813,946 shares held as trustee under certain instruments of trust for the benefit of Mr. Deeks’ children and grandchildren, of which Mr. Tract disclaims beneficial ownership, and 10,418 shares held directly.

(7)	Includes vested options to purchase 20,000 shares at exercise prices ranging between $25,10 and $33.19 and excludes 14,692 unvested shares from Mr. Civisca’s stock grants.

(8)	Includes vested options to purchase 500 shares at an exercise price of $29.11 and excludes 10,669 unvested shares from Mr. Coward’s stock grants.

(9)	Includes vested options to purchase 30,000 shares at an exercise price of $29.11. Excludes 97,753 unvested shares from Mr. Galanski’s stock grants.

(10)	Excludes 12,207 unvested shares from Mr. Martella’s stock grants.

(11)	Excludes 22,941 unvested shares from Mr. McDonnell’s stock grants.

(12)	Includes Mr. Bardwell’s 6,742 shares and excludes his 14,296 unvested stock grant shares; includes Mr. Bassett’s 5,319 shares and excludes his 11,173 unvested stock grant shares; includes Mr. Byrnes’ 402 shares and excludes his 6,875 unvested stock grant shares; includes Mr. Duca’s 34,806 shares, which include 500 shares owned by Mr. Duca’s spouse and vested options to purchase 25,000 shares at exercise prices ranging between $19.10 and $33.19 per share and excludes his 15,654 unvested stock grant shares; includes Mr. Eisdorfer’s 33,175 shares, which include vested options to purchase 15,000 shares at exercise prices ranging between $16.75 and $29.11, and excludes 14,611 unvested stock grant shares; includes Mr. Hennessy’s 1,317 shares and excludes his 6,277 unvested stock grant shares; and includes Ms. Lowery-Bigger’s 920 shares and excludes her 7,750 unvested stock share grants.

(13)	No current directors or executive officers have pledged shares of the Company’s stock.

Related Party Transactions

Our Corporate Code of Ethics and Conduct applies to all of our employees and directors and requires such individuals to discuss any possible conflicts of interest with our Chief Compliance Officer. Conflicts of interest are defined to include situations where officers and directors or their family members have interests in customers of or suppliers to the Company. In the case of transactions involving directors or officers, the Chief Compliance Officer reports the proposed transactions to the non-interested members of the Board of Directors for approval. Approval is based on whether the transaction is fair and equitable and on terms no less favorable than the Company could obtain in arm’s length transactions with unaffiliated third parties. In our experience, this process has been adequate for the review and approval of the few related party transactions that have arisen from time to time.

The Board of Directors has adopted a policy requiring a director to offer his or her resignation from the Board upon a change in employment. The Board of Directors has discretion to determine, based upon its evaluation of whether such change in employment would create a possible conflict of interest or affect a director’s independence, as well as any other factors that it may deem applicable, whether or not to accept such resignation.

In addition, the Board of Directors annually reviews related party transactions in connection with director independence and determines whether the director has any relationship with the Company that, in the Board’s opinion, would interfere with the exercise of his independent judgment in carrying out the responsibilities of a director. During 2010, the following relationships with two of our directors were reviewed and were found not to present a conflict of interest or affect such director’s independence:

Marc M. Tract is a partner of Katten Muchin Rosenman LLP, which law firm serves as counsel to the Company and received fees from the Company for such services in approximately the amount of $76,950 in 2010. In addition, one of the Company’s wholly-owned insurance company subsidiaries paid Katten Muchin Rosenman LLP approximately $186,472 in 2010 on behalf of certain insureds that selected the firm as their counsel, which amount was payable pursuant to the terms of insurance policies issued by such subsidiary. Mr. Tract is a member of the Finance Committee of the Board of Directors.

H.J. Mervyn Blakeney served as a non-executive director of the board of the Company’s wholly-owned subsidiary, Navigators Underwriting Agency Ltd. (“NUAL”) until December 31, 2010, and was paid £26,017, or $40,587, based on a conversion rate as of December 31, 2010 of £1 = $1.56, and granted 310 shares of the Company’s common stock, having a fair market value as of December 31, 2010 of £10,000, or $15,600 based on such conversion rate, for his service on the NUAL board in 2010. Mr. Blakeney is the Chairman of the Corporate Governance and Nominating Committee of the Board of Directors and a member of the Compensation and Finance Committees.

Board of Directors and Committees

Board Leadership Structure

As of April 1, 2011, the Board of Directors of the Company had ten members, including eight independent members. The roles of Chairman and President and Chief Executive Officer are undertaken by separate individuals. Mr. Deeks, the Company’s founder and former President and Chief Executive Officer until 2002, is the non-executive Chairman of the Board of Directors, and Mr. Galanski is the Company’s current President and Chief Executive Officer. In light of the active involvement by all independent directors, the Board has not named a lead independent director. In order to promote open discussion among the non-management directors, the Board schedules regular executive sessions, at least four times each year, in which those directors meet without management participation. The chair of each executive session rotates amongst the chairpersons of the Company’s standing committees in the following order: (1) Audit, (2) Finance, (3) Compensation, (4) Corporate Governance & Nominating, and (5) Underwriting Advisory. Under the Company’s Corporate Governance Guidelines, the directors have complete access to Company management as needed and each director is free to suggest topics of discussion for Board or committee meetings.

Board Risk Oversight

The Board of Directors is responsible for overseeing the Company’s risk policies including, but not limited to, oversight of its risk tolerance and appetite. Risk management is a collaborative effort of management, the Company’s Board of Directors and key functions within the Company that are focused on risk. The Company has established an Enterprise Risk Management (ERM) Steering Committee consisting of our Chief Risk Officer (Chair), Chief Financial Officer, Chief Administrative Officer, General Counsel & Chief Compliance Officer, the President of our U.S. underwriting agency and the Managing Director of our U.K. Operations. The ERM Steering Committee plays a key role in risk oversight by coordinating, facilitating, and overseeing the effectiveness and integrity of the Company’s risk management activities. The ERM Steering Committee is also charged with establishing the methodology and tools used to identify and evaluate risks and, where risks are outside the Company’s risk appetite, ensuring that there is an appropriate response. The ERM Steering Committee has four sub-committees which are charged with the review and oversight of Finance & Credit Risk, Operational Risk, Underwriting & Claims Risk and Compliance & Governance Risk. The Chief Risk Officer reports directly to the Corporate Governance and Nominating Committee on a regular basis and the Audit Committee on at least an annual basis, and more frequently as needed.

In addition, the Board has an active role in risk oversight, both as a whole and also at the committee level. The Board and its committees receive periodic updates from members of senior management on areas of material risk to the Company, including operational, financial, strategic, competitive, reputational, legal and regulatory risks. While the Corporate Governance and Nominating Committee has been charged with broad and regular oversight of the risk management process, in addition to their considerations of issues associated with the independence of our Board, corporate governance and potential conflicts of interest, each of the other committees also plays a role in risk management. For instance, our Audit Committee regularly reviews our financial statements, financial and other internal controls, and remediation of material weaknesses and significant deficiencies in internal controls, if any. Our Compensation Committee regularly reviews our executive compensation policies and practices and the risks associated with each. Our Finance Committee considers business risks relating to the Company’s strategic financial decisions as well as investment strategies. Our Underwriting Advisory Committee regularly assesses risks relating to the Company’s insurance operations. While each committee is responsible for evaluating certain risks and risk oversight, the entire Board of Directors is regularly informed of risks relevant to the Company’s business, as described above.

The Company’s Internal Audit department provides another level of risk oversight by independently assessing the effectiveness of various of the Company’s processes, practices and controls and by providing timely feedback on their effectiveness. The Director of Internal Audit reports directly to the Audit Committee. In addition, our independent outside auditors regularly identify and discuss with our Audit Committee risks and related mitigation measures that may arise during their regular reviews of the Company’s financial statements, audit work and executive compensation policies and practices, as applicable.

The Company believes that the foregoing corporate risk oversight framework is structured in a way that enables the Company to take an active approach to risk management. Through the efforts of management, the Company’s internal risk oversight functions and the Board of Directors, the Company believes it is able to limit unnecessary risks while accepting certain other risks which may be beneficial to the Company and its stockholders.

Board Skills and Director Nominations

When considering whether directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board of Directors to satisfy its oversight responsibilities effectively, the Company’s Corporate Governance and Nominating Committee and the Board of Directors focus primarily on the information included in each of the directors’ individual biographies set forth above. The Corporate Governance and Nominating Committee has not adopted a formal policy with regard to the consideration of diversity in identifying director nominees. In reviewing director candidates, however, consideration is given to the diversity of professional background, skills sets and other personal qualities of existing directors and the potential candidates to evaluate whether the director candidate would add diverse experience, skills or other qualities that would further strengthen the Board of Directors. Particular skills considered include those in the areas of insurance, reinsurance, finance, accounting, investment and general executive management.

The particular experience, qualifications, attributes or skills that led the Board of Directors to conclude that each person could serve as a director of the Company are summarized below.

•	Mr. Blakeney’s knowledge of the U.K. insurance market as well as his experience in senior management of a large company is a valuable resource for the Board as the Company’s U.K. operations continue to grow.

•	Mr. Cheney provides significant experience, expertise and background with regard to accounting and financial matters in the reinsurance and insurance industries.

•	Mr. Deeks, as the Company’s founder and former President and Chief Executive Officer, provides extensive knowledge of the Company’s industry as well as an historical perspective of the Company. Mr. Deeks has experience both in the U.K. and the U.S. insurance markets, providing broad insight on the Company’s varied operations.

•	Mr. Forrester brings 25 years of experience in the insurance sector and broad financial knowledge, having held various positions, including as chief financial officer, at a large insurance company. In addition, Mr. Forrester has experience as a board member of other public companies.

•	Mr. Galanski provides the Board of Directors with broad perspective on the Company’s strategies, challenges and opportunities through his role as the President and Chief Executive Officer of the Company and his day to day oversight of the Company’s operations.

•	Mr. Johnson brings in-depth knowledge of the public accounting and insurance fields, allowing for insightful advice and counsel on financial strategies, internal audit practices and the impact of major regulatory changes, together with a thorough understanding of the Company’s balance sheet.

•	Mr. Kirby provides a depth of experience in respect of the Company’s activities as a result of his nearly 40 years of experience in the property and casualty insurance industry, including senior positions in the areas of underwriting, reinsurance and management.

•	Mr. Mendelsohn brings in-depth knowledge and experience from his many years of service as the head of well-known companies within the insurance industry. His knowledge regarding the industry and the underwriting process, as well the opportunities and challenges in the overall management of an insurance company, is a valuable resource for management.

•	Ms. Raines provides valuable insight concerning the Company’s investment strategy due to her considerable experience in managing the investment portfolio of a large property and casualty insurance company.

•	Ms. Tomlinson brings many years of experience in executive management of international insurance operations and close familiarity with the human resources aspect of the business, especially useful to a growing company.

•	Mr. Tract has worked for 25 years as a corporate attorney concentrating on representation of the insurance industry and as a result he brings deep knowledge of the insurance regulatory and governance landscape to the Board of Directors.

In accordance with its charter, the Corporate Governance and Nominating Committee shall, from time to time, establish criteria or qualifications for Board membership based on the nature, size and complexity of the Company and the stage of its development. These criteria may include, among other things, an individual’s experience as a senior executive at a publicly traded corporation, management consultant, investment banker, partner at a law firm or registered public accounting firm, professor at an accredited law or business school, experience in the management or leadership of a substantial private business enterprise, educational or not-for-profit organization, or such other professional experience as the Committee shall determine. The Corporate Governance and Nominating Committee has not adopted specific minimum qualifications that nominees must meet to be recommended by the Committee.

The Corporate Governance and Nominating Committee reviews its policy with respect to the identification and evaluation of candidates for director from time to time and may modify the policy in light of changes to applicable legal or listing standards, as well as changes in the Company’s development and needs.

The Corporate Governance and Nominating Committee’s policy is to consider recommendations for potential Board of Directors nominees received from stockholders and to evaluate such nominees in the same manner that potential nominees recommended by Board members, management or other parties are evaluated. The name of any recommended candidate for director, together with a brief biographical resume, a document indicating the candidate’s willingness to serve, if elected, and evidence of the nominating person’s ownership of any of the Company’s stock, should be sent to the Secretary of the Company for referral to the Chairman of the Corporate Governance and Nominating Committee.

Board Meetings and Committees

The Board of Directors held six meetings in 2010 and met in executive session without management present at four of those meetings. During 2010, all incumbent directors attended or participated in at least 75% of the meetings of the Board of Directors and meetings of the committees of the Board of which the directors are members. Directors are encouraged to attend the Company’s Annual Meeting. All of the directors serving on the Board of Directors at the time of the 2010 Annual Meeting attended that meeting. The Board of Directors has determined that all of the directors of the Company who are listed in the table below, other than Messrs. Deeks and Galanski, are “independent directors” as such term is defined in Rule 4200(a)(15) of the NASDAQ listing standards. The members of the Audit Committee are also independent under the applicable SEC standards. The independent members of the Board of Directors meet at least four times per year in executive session without management present.

The following table shows each of the five standing committees established by the Board of Directors and the members and chairperson of each Committee:

MEMBERSHIP AND MEETINGS OF BOARD COMMITTEES

Committee Name
Corporate
			Governance		Underwriting
Director Name	Audit	Compensation	and Nominating	Finance	Advisory
H.J. Mervyn Blakeney		X	Chair	X

Peter A. Cheney	X			Chair

Terence N. Deeks					X

W. Thomas Forrester	Chair	X		X

Stanley A. Galanski					X

John F. Kirby		Chair	X		Chair

Robert V. Mendelsohn			X		X

Marjorie D. Raines	X			X

Janice C. Tomlinson		X			X

Marc M. Tract				X

Total 2010 Meetings	6	7	5	4	3

Below is a description of each committee of the Board of Directors. Each of the committees has authority to engage legal counsel or other experts or consultants as it deems appropriate to carry out its responsibilities.

The Audit Committee is responsible for providing independent, objective oversight of the quality and integrity of the Company’s financial reports and monitoring the reporting process and internal controls of the Company. The Audit Committee’s role includes discussing with management the Company’s processes for managing business and financial risk and for compliance with significant applicable legal, ethical and regulatory requirements. The Audit Committee is responsible for the appointment, replacement, compensation and oversight of the independent auditors engaged to prepare or issue audit reports on the financial statements of the Company. The Audit Committee relies on the expertise and knowledge of management and the independent auditors in carrying out its oversight responsibilities. The Board of Directors has determined that each Audit Committee member has sufficient knowledge in financial and auditing matters to serve on the Audit Committee. Messrs. Cheney, Forrester and Raines have been designated as the financial experts serving on the Audit Committee. The Audit Committee operates under a charter which is reviewed annually and updated as necessary. The charter is available on our website at www.navg.com under the Corporate Governance link.

The Compensation Committee is responsible for: (i) setting the compensation of the Chief Executive Officer and Chairman of the Board, and reviewing and approving the compensation of other executive officers of the Company; (ii) reviewing executive bonus plan allocations; (iii) overseeing and advising the Board of Directors on the adoption of policies that govern the Company’s compensation programs; (iv) overseeing the Company’s administration of its equity-based compensation and other benefit plans; (v) approving grants of stock options and stock awards to officers and employees of the Company under its stock incentive plan; and (vi) periodic review and approval of the compensation paid to non-employee directors for annual retainers (including retainers paid to committee chairpersons) and meeting fees, and making recommendations to the Board of Directors for any adjustments. The Compensation Committee reviews and approves corporate goals and objectives relevant to the President and Chief Executive Officer’s compensation and the recommendations of the President and Chief Executive Officer with respect to the compensation of other executive officers. When requested by the Compensation Committee, management advises the Compensation Committee on the design and implementation of compensation plans and programs. The Compensation Committee may engage compensation consultants or other advisors at its discretion and may form and delegate to subcommittees when appropriate. In 2010, the Compensation Committee engaged Exequity, Inc. as an independent compensation consultant to advise on the President and Chief Executive Officer’s compensation. The Compensation Committee regularly reports and consults with the independent members of the Board of Directors on executive compensation matters. The Compensation Committee’s role includes reviewing and approving the Compensation Discussion and Analysis and producing the Compensation Committee Report required by SEC rules and regulations. The specific responsibilities of the Compensation Committee are set forth in the Compensation Committee Charter which is available on our website at www.navg.com under the Corporate Governance link. The Compensation Committee Charter is reviewed annually and updated as necessary. All members of the Compensation Committee are independent as defined in the NASDAQ listing standards.

The Corporate Governance and Nominating Committee is responsible for overseeing the Board of Directors and its committees so that all are appropriately constituted to meet their legal obligations to our Stockholders and the Company. Commencing in 2011, the Corporate Governance and Nominating Committee is also responsible for the review and oversight of the Company’s enterprise risk management program. The specific responsibilities and functions of the Corporate Governance and Nominating Committee are set forth in the Corporate Governance and Nominating Committee Charter which is available on our website at www.navg.com under the Corporate Governance link. The Corporate Governance and Nominating Committee Charter is reviewed annually and updated as necessary.

The Finance Committee monitors the performance of the Company’s investment portfolio and evaluates individual investment portfolio managers on a regular basis. It is responsible for the oversight of our investment strategy, guidelines, transactions and performance and for assessing the capital and financial resources of the Company. The Finance Committee also oversees the management of the Company’s investment related risks. The specific responsibilities and functions of the Finance Committee are set forth in the Finance Committee Charter which is available on our website at www.navg.com under the Corporate Governance link. The Finance Committee Charter is reviewed annually and updated as necessary.

The Underwriting Advisory Committee is responsible for the oversight of our insurance underwriting strategy, guidelines and practices. The Underwriting Advisory Committee oversaw the Company’s enterprise risk management process throughout 2010 and continues to review risks associated with the Company’s underwriting practices. The specific responsibilities and functions of the Underwriting Advisory Committee are set forth in the Underwriting Advisory Committee Charter which is available on our website at www.navg.com under the Corporate Governance link. The Underwriting Advisory Committee Charter is reviewed annually and updated as necessary.

Compensation Discussion and Analysis

This section describes the compensation programs for our Chief Executive Officer and Chief Financial Officer in fiscal year 2010 as well as each of our three most highly compensated executive officers employed at the end of fiscal year 2010, all of whom we refer to collectively as our Named Executive Officers or NEOs. Our Named Executive Officers for fiscal year 2010 are:

•	President and Chief Executive Officer, Stanley A. Galanski

•	Senior Vice President and Chief Financial Officer, Francis W. McDonnell

•	Executive Vice President and Chief Operating Officer of Navigators Management Company, Inc., a wholly-owned subsidiary of the Company, Michael L. Civisca

•	President of Navigators Technical Risk (“NavTech”), a division of the Company encompassing the global technical risk underwriting divisions, Stephen R. Coward

•	Senior Vice President and Chief Actuarial Officer, Anthony G. Martella

Executive Summary

The Company’s compensation program is shaped by our pay-for-performance philosophy that is intended to align our executive officers’ interests with those of our stockholders by rewarding performance that meets or exceeds the goals the Compensation Committee establishes with the objective of increasing stockholder value. In line with this philosophy, the total compensation received by the Named Executive Officers varies based on individual and corporate performance, as well as the performance of a particular underwriting division, if any, for which such Named Executive Officer has responsibility, measured against relevant annual and long-term performance goals. The Named Executive Officers’ total compensation is comprised of a mix of base salary, annual bonus and long-term incentive awards.

Despite a challenging economic environment, the Company has continued to grow book value per share and net income for stockholders as seen in the year over year comparison of recent financial results set forth below. Please see “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in our Annual Report on Form 10-K for a more detailed description of our 2010 financial results.

		Percentage		Percentage
	2010	Increase	2009	Increase	2008

Net Income Per Share	$4.33	16%	$3.73	21%	$3.08
Book Value Per Share	$52.69	11%	$47.58	16%	$40.89

The Company’s 2010 corporate performance was a key factor in the compensation decisions affecting the Named Executive Officers for 2010. It also significantly affected the payout of long terms incentive awards previously granted to the Named Executive Officers. Examples are as follows:

•	Net income per share and growth in book value per share were the key performance measures for determining the incentive compensation payable to our President and Chief Executive Officer for 2010. These measures were the sole measures used in determining the award payable to our CEO under the Executive Performance Incentive Plan or EPIP in 2010. The ultimate value of the long term equity grant made to the CEO in 2010 will also be determined solely by reference to the compound growth in book value per share over the 2010 to 2012 performance period.

•	Net income per share and growth in book value per share were key metrics for measuring the Company’s corporate performance for purposes of awards under the Company’s Annual Incentive Plan, and for 2010, these metrics were calculated excluding realized and unrealized gains for each Named Executive Officer other than the President and Chief Executive Officer. In addition, the Compensation Committee adjusted the overall bonus pool downwards because the Company failed to exceed return on equity thresholds. Despite the growth noted in the chart above, performance with respect to each of these metrics did not meet the targets previously set by the Compensation Committee. As such, the annual incentive bonus payment made to each of the Named Executive Officers under the Company’s Annual Incentive Plan was below their respective target percentages.

•	Long-term equity incentives make up a significant portion of each of the Named Executive Officer’s compensation and the value of certain of their equity awards is directly linked to the Company’s financial performance over multi-year measurement periods. For example, performance shares that vested in February 2011 vested at 55% of their target amount because the Company failed to achieve the targeted financial results for the relevant three year performance period. It is expected that this trend will continue with the previously granted performance shares.

The Compensation Committee elected to make adjustments to elements of the Company’s compensation programs starting in 2011 to further align the executive compensation structure and the pay-for-performance philosophy with stockholders’ interests and current market practices, including:

•	The annual incentive bonus targets have been adjusted downward and will be payable in full in cash, rather than a combination of cash and stock. For example, prior to the change, the highest annual incentive target for executives other then the President and Chief Executive Offer was 85% of the executive’s annual salary, payable 60% in cash and 40% in stock. Going forward, such executives will have an annual incentive target of 60%, payable in full in cash.

•	Named Executive Officers as well as other key members of management will be eligible for an annual performance-based long-term incentive equity award under the Company’s Admirals’ Program each year. Each Admirals’ Program grant will consist of restricted stock units vesting in full in three years from the date of grant and will consist of 50% of restricted stock units that will vest in full subject only to continued employment and 50% of restricted stock units that will vest based on the Company’s financial performance over the three year vesting period. Previously, participants in the Admirals’ Program were eligible for grants every other year, and the initial grant to a participant was fixed, subject only to continued employment, with each subsequent grant based on Company performance. Tying each annual stock award to the performance of the Company over a three year period further encourages management to make decisions that align the Company’s long-term goals with stockholder interests.

•	The Compensation Committee elected to eliminate the Company’s Executive Performance Incentive Plan, which provided an annual incentive payment to the President and Chief Executive Officer payable in full in cash, and implemented an annual incentive plan that will instead pay a performance-based award to the President and Chief Executive Officer in a mix of cash and restricted stock units vesting over time, providing greater long-term alignment with stockholders.

The changes made to the Company’s compensation program for 2011 continue to build upon the Company’s pay-for-performance philosophy, as exemplified by:

•	The move away from fixed-amount stock awards vesting over the short-term to longer-term performance-based equity awards.

•	The reduction in annual incentive award targets, shifting a greater percentage of total compensation towards the longer-term equity awards as noted above.

•	The Compensation Committee’s engagement of its own independent consultant in 2010, which assisted the Committee with an analysis of its President and Chief Executive Officer’s compensation going forward in relation to the Company’s pay-for-performance and retention goals.

Compensation Objectives and Philosophy

The objectives of the Company’s compensation program are to (1) provide fair, adequate and competitive compensation to all employees, (2) attract qualified new individuals to enter into employment with the Company, (3) facilitate the retention of qualified employees and continuity of management, (4) provide incentives and rewards for such employees to enhance the profitability and growth of the Company, and (5) align the interests of employees and Stockholders. The Company uses the various elements of its compensation program together to achieve these objectives.

The Company’s approach to employee compensation is grounded in a pay-for-performance philosophy that seeks to emphasize underwriting profitability over growth in premium revenues, while maintaining conservative investment and accounting practices. The Company’s compensation program is designed to balance rewards to employees based upon the annual performance of the Company and their individual roles in achieving that level of corporate performance and long term incentive awards whose value is tied to corporate performance. The Company’s Board of Directors and its senior management believe that compensation decisions for each Named Executive Officer should reflect the continued growth and financial performance of the Company, the underwriting performance of the business division, if any, for which such Named Executive Officer has responsibility, and the individual contribution of the Named Executive Officer to the overall financial success of the Company.

Setting Executive Compensation

The Company does not generally target any specific allocation among the various elements of total compensation for Named Executive Officers or other employees. Rather, compensation decisions for Named Executive Officers other than the President and Chief Executive Officer are based upon a reasoned, subjective evaluation by the President and Chief Executive Officer of the individual performance and future potential of such Named Executive Officers, taking into account any recommendations of the Named Executive Officer’s direct supervisor if such Named Executive Officer does not report directly to the President and Chief Executive Officer, and subject to the review and approval of the Compensation Committee. Compensation decisions for the President and Chief Executive Officer are made by the Compensation Committee based upon the factors described under “Compensation Discussion and Analysis — Executive Performance Incentive Plan” below. Other than the President and Chief Executive Officer and, in the case of Named Executive Officers who do not report directly to the President and Chief Executive Officer, their direct supervisor, no Named Executive Officer or other officer plays a role in determining compensation for the Named Executive Officers.

Among the factors considered by the Company in determining appropriate base salary, bonus and total compensation levels for the Named Executive Officers for 2010 was compensation information for corresponding executive officers in peer companies. The companies selected by the Company and the Compensation Committee as peer companies are considered comparable to the Company either because of revenue size or market capitalization, or because they are in lines of business similar to the Company’s lines of business, or because the Company competes with them for talent or business. The peer companies considered in 2010 were Allied World Assurance Company Holdings, AG, Alterra Capital Holdings Ltd., AmTrust Financial Holdings, Inc., Argo Group International Holdings, Ltd., W. R. Berkley Corp., Erie Indemnity Company, Harleysville Group, Inc., HCC Insurance Holdings, Inc., Markel Corp., OneBeacon Insurance Group, Ltd., RLI Corp. and Tower Group, Inc.

Executive Compensation Components

The components of the Company’s executive compensation program for the year ended December 31, 2010 are set forth in the table below. Each of the components and why the Company pays each element of compensation, how the Company arrived at the amount of each element for the Named Executive Officers, and how each element fits into the Company’s overall compensation objectives are more fully described in the sections following the table.

Compensation Component	Objectives	Key Features

Base Salary	To provide a fixed level of cash compensation to reward demonstrated experience, skills and competencies relative to the market value of the job and impact of the individual on the organization.	Adjustments are considered, but are not guaranteed, periodically, based on individual performance, level of pay relative to the market and internal pay equity.
Annual Incentive Awards	To reward individual, corporate and, where applicable, business unit performance on an annual basis. Retains Named Executive Officers by providing market-competitive compensation.	For 2010, awards were based on financial targets, including net income per share and growth in book value per share, as well as, for those with responsibility for a business unit, the relevant gross written premium, loss ratio and operating expense ratio as compared to plan.
Executive Performance Incentive Plan	To reward the President and Chief Executive Officer on an annual basis based on the Company’s financial performance over the course of the year.	Target award at 100% salary, with a range of 0 to 150% based on previously set targets for net income per share and growth in book value per share.
Long-term Incentive Awards	To align the interests of executives with the performance of the Company on a long-term basis. Aligns Named Executive Officer interests with those of our stockholders by promoting strong annual results.	The Admirals’ Program provides for stock awards to certain key underwriters and other employees that, for awards granted in 2010 and prior, vest in three equal installments on the third, fourth and fifth anniversaries of the grant date based. Any subsequent Admirals Award granted to any one employee is performance based and vests based on the Company’s average return on equity over a three year period.

Compensation Component	Objectives	Key Features

Retirement Plans	Plans to assist in saving for retirement in order to provide a level of anticipated retirement income.	Includes the 401(k) Plan and the Money Purchase Plan for U.S. employees and the U.K. pension scheme for U.K. employees, each of which provide for contributions by the Company on behalf of each eligible employee based upon the employee’s base salary and, with respect to the 401(k) Plan, the employee’s own contribution to the 401(k) Plan.

Chief Executive Officer Compensation.  In 2010, the compensation of our President and Chief Executive Officer, Mr. Galanski, included base salary, a bonus award under our EPIP and a long-term incentive grant of restricted stock units. Each element of Mr. Galanski’s compensation is discussed separately below. In respect of Mr. Galanski’s 2010 compensation package, a number of factors were considered, including (i) the business and leadership skills and experience of Mr. Galanski, (ii) the Company’s performance and return to shareholders since Mr. Galanski joined the Company in 2001, (iii) Mr. Galanski’s significant contributions to the growth of the Company during his tenure, (iv) the importance of Mr. Galanski to the continued growth, success, and future of the Company, and (v) the need to provide him with a significant incentive as well as to motivate him and retain his services as President and Chief Executive Officer. In addition to these factors, Mr. Galanski’s compensation package, including his participation in the EPIP, was designed to be consistent with the objectives of the Company’s compensation program described above and its pay-for-performance philosophy. Since Mr. Galanski joined the Company in 2001, the Company’s annual diluted earnings per share have increased from $0.84 to $4.24, its book value per share has increased from $17.05 to $52.68, and its share price has increased from $13.31 to $50.35. (All figures are as of December 31, 2000 and December 31, 2010, respectively.)

In 2010, the Compensation Committee retained the services of Exequity, Inc. as an independent consultant. This selection was made without the input or influence of management. Exequity assisted the Compensation Committee in a comprehensive review of the compensation paid to our Chief Executive Officer, the structure of his compensation program and how his compensation compared to various other industry peers. As a result of this review, the Compensation Committee restructured certain components of the CEO compensation to align it more closely with retention and pay for performance goals.

Commencing in 2010, Mr. Galanski became eligible for an annual performance-based long-term incentive grant of restricted stock units, granted under the Company’s Amended and Restated 2005 Stock Incentive Plan (the “2005 Stock Incentive Plan”), equal to 145% of his base salary as of the date of the grant, or $1,051,250 in 2010 (the “Long Term Incentive Grant”). Each Long Term Incentive Grant will cliff vest upon the third anniversary of the grant, provided that the actual number of restricted stock units that vest will vary based on the Company’s rate of compound growth in book value per share during the three year performance period. For the grant issued in 2010, if the rate of compound growth in book value per share for the performance period is 12%, the award will vest at 100% of its target. However, if the rate of compound growth in book value per share is 16%, the award will vest at 150% of its target; if the rate of compound growth in book value per share is 9%, the award will vest at 50% of its target; and if the rate of compound growth in book value per share is 7%, the award will vest at 25% of its target. Achievement of between 7% and 16% of compound grown in book value per shares for the performance period would cause the Long Term Incentive Grant to vest at the corresponding value between 25% and 150% of the target. If the rate of compound growth in book value per share for the performance period is below 7%, none of the restricted stock units will vest. Mr. Galanski’s base salary did not change in 2010.

Commencing in 2011, the Executive Performance Incentive Plan will be discontinued (see “Compensation Discussion and Analysis — Executive Performance Incentive Plan”) and Mr. Galanski will instead be eligible for an annual bonus to be paid pursuant to the 2005 Stock Incentive Plan. Mr. Galanski’s annual target will be 100% of his base salary, with a range from 0 to 150% of his base salary based on relative achievement against performance measures selected annually by the Committee. Two-thirds of the annual bonus will be payable in cash and one-third will be paid in the form of restricted stock units issued under the 2005 Stock Incentive Plan that will cliff vest three years from the date of grant. Prior to 2010, the Compensation Committee had made equity awards to the CEO from time to time, which generally had performance-based vesting criteria.

Base Salaries.  The Company pays base salaries to each Named Executive Officer to compensate the officer for their ongoing performance throughout the year, to promote retention and in accordance with accepted industry market practice. Base salaries are determined after evaluating a number of factors, including local market conditions, individual job performance, amounts paid to executives with comparable experience at peer insurance companies, qualifications and responsibilities of executives at other insurance companies and underwriting management companies, and the overall financial results of the Company. For Named Executive Officers, base salary increases are not generally awarded annually, but are awarded only when the Compensation Committee deems such increases appropriate after evaluating the various factors described above. Base salaries were not increased for any Named Executive Officer in 2010. The Company recognizes the need to pay competitive base salaries to support its recruitment and retention compensation objectives and its ability to provide fair, adequate and competitive compensation to the Named Executive Officers.

Executive Performance Incentive Plan.  For 2010, the Company’s Executive Performance Incentive Plan provided for annual incentive payments to the President and Chief Executive Officer of the Company based upon the Company’s results as described below. It is intended to promote the Company’s pay-for-performance compensation philosophy by providing a direct linkage between Company performance and executive compensation. The EPIP is administered by the Compensation Committee, which selects the key executives of the Company who are eligible to receive cash awards under this plan along with the target and maximum award levels and the performance targets each year. For 2010, the EPIP provided for a bonus award for Mr. Galanski of up to 150% of his base salary. No other Named Executive Officer participated in the EPIP in 2010.

The Executive Performance Incentive Plan bonus award criteria are based upon the degree to which the Company meets its budget plan each year, with particular emphasis on achieving the revenue, net income, earnings per share after taxes and return on equity annual budget plan targets. The Compensation Committee reviews these various bonus award criteria components each year to determine what criteria to use in setting the annual bonus awards under the EPIP for such year. For 2010, the EPIP bonus award payable to Mr. Galanski was determined by the degree to which the Company achieved corporate performance targets (the “Basic Bonus Target”) based on its budget plan with respect to net income per share and year over year growth in book value per share. For 2010, the Basic Bonus Target consisted of net income per share of $4.50 and growth in book value per share of 11.0%, with net income per share weighted at 35% of the bonus calculation and growth in book value per share weighted at 65%. Achievement of 100% of the Basic Bonus Target would entitle Mr. Galanski to receive the full EPIP bonus award of 100% of his base salary. Achievement of 50% of the Basic Bonus Target (net income per share of $2.85 and growth in book value per share of 5.0%) would entitle Mr. Galanski to receive 50% of his base salary as his EPIP bonus award. Achievement of 150% of the Basic Bonus Target (net income per share of $5.95 and growth in book value per share of 17.25%) would entitle Mr. Galanski to receive the maximum of 150% of his base salary for his EPIP bonus award. Achievement of between 50% and 150% of the Basic Bonus Target would entitle Mr. Galanski to receive a corresponding EPIP bonus award of between 50% and 150% of his base salary, and achievement below 50% of the Basic Bonus Target would mean that no bonus would be awarded to Mr. Galanski. For 2010, the Company achieved net income per share of $4.34 and growth in book value per share of 10.7%, which represented 96.3% of the Basic Bonus Target; therefore, Mr. Galanski was entitled to an EPIP bonus payment of 96.3% of his base salary, or $698,175.

The Compensation Committee believes that performance targets for annual bonuses under the EPIP have been set at levels that can be achieved only with significant effort on the part of participants in the EPIP and that payment of the maximum award amounts under the EPIP would reflect results substantially in excess of expectations. The Compensation Committee has no discretion under the EPIP to increase individual awards above the amount determined by the applicable bonus award criteria. The Compensation Committee selects the applicable bonus award criteria, and the respective weights assigned to them, each year in the first quarter. The Executive Performance Incentive Plan supports the Company’s retention compensation objectives by enabling the Company to provide the participating executives with fair, adequate and competitive compensation and appropriate incentives to enhance the profitability and growth of the Company.

As noted above, the Compensation Committee has decided to discontinue the EPIP after 2010 and restructure the President and Chief Executive Officer’s compensation package to further emphasize the Company’s compensation objectives.

Annual Incentive Program.  The Company’s Annual Incentive Program (“AIP”), in which all employees of the Company other than the President and Chief Executive Officer participated in 2010, provides for the payment of annual bonuses consisting of cash and, for employees at relatively senior levels, stock awards that vest in equal installments over four years, with a greater proportion of an employee’s AIP award generally being paid in stock awards at the more senior levels. All grants of stock awards are made pursuant to the Company’s 2005 Stock Incentive Plan.

Awards under the AIP are based on corporate performance, divisional underwriting performance and individual performance within the overall guidelines of the AIP. At more senior employee levels, awards are weighted somewhat more heavily toward corporate performance and, where applicable, divisional underwriting performance, whereas at lower levels awards are weighted somewhat more heavily toward individual performance. The Compensation Committee determines the relative weights of the corporate, divisional and individual performance components of AIP bonus awards, as well as the various elements of corporate performance and divisional performance, each year.

The AIP supports the Company’s recruitment objectives by enabling the Company to attract qualified new employees. The AIP, like the EPIP, also supports the Company’s retention objectives, as well as its ability to provide participating Named Executive Officers with competitive compensation and appropriate incentives to enhance the profitability and growth of the Company. For a participating Named Executive Officer who has responsibility for one of the Company’s various business divisions, the divisional component of the AIP enables the Company to directly tailor the amount of his incentive compensation to the performance of his division.

The Committee believes that performance targets for annual bonuses under the AIP, as under the EPIP, have been set at levels that can be achieved only with significant effort on the part of the Named Executive Officers who participate in the AIP, and that payment of the maximum award amounts under the AIP would reflect results substantially in excess of expectations. The Compensation Committee has discretion to amend individual awards upward or downward, subject to the maximum award amounts permitted under the AIP, to assure that such awards reflect the contributions of participating executives.

The AIP categorizes employees into several groups, which are subject to various performance indicators and objectives based upon responsibilities, skills, experience and other relevant factors appropriate for each group. The performance of each employee is reviewed no less than once each year. Employees in each group are eligible to earn an incentive compensation award based upon a target percentage of their base salary, which for 2010 ranged from 5% to 85% among the different groups. Under the AIP, eligible employees may receive an annual award of up to 150% of the target percentage of their base salary. For achievement of 100% of the corporate, individual and, where applicable, divisional performance targets, AIP participants are entitled to receive 100% of their target percentages under the AIP. For achievement of less than 100% of such corporate, individual and, where applicable, divisional targets, AIP participants receive correspondingly less than 100% of their target percentages. For achievement of more than 100% of such corporate, individual and, where applicable, divisional targets, AIP participants are entitled to receive correspondingly more than 100% of their target percentages under the AIP, up to a maximum of 150% of their target percentages.

In 2010, the targets for the corporate performance component of the AIP bonus award were based on the extent to which the Company achieved its 2010 budget plan with respect to net income per share and growth in book value per share, with these two elements being weighted at 35% and 65%, respectively, of corporate performance. The targets for the divisional performance component of the AIP bonus award were based on the extent to which the applicable business division achieved its 2010 divisional budget plan with respect to gross written premium, operating expense ratio, calendar year loss ratio and accident year loss ratio, with these elements being weighted at 25% each of the divisional performance component.

For 2010, with respect to the corporate performance, the targets for net income per share of $4.50 and growth in book value per share of 11% would have resulted in 100% of the target corporate performance component, while $5.95 net income per share and 17.5% growth in book value per share would have earned 150% of the target corporate performance component, and the minimum targets of $2.85 net income per share and 5% growth in book value per share would have resulted in 50% of the target corporate performance component. Any amount below the minimum targets would have resulted in a zero for such target. For 2010, the Compensation Committee elected to exclude the fiscal year realized and unrealized investment gains from the calculations of net income per share and growth in book value per share. Calculated as such, the adjusted net income per share was $2.65, resulting in a 0 degree of achievement for such target, and 7.9% growth in book value per share, resulting in 72.2% relative degree of achievement. Together, these converted to a 44.6% achievement relevant to the corporate performance component of the AIP.

Where divisional performance targets are applicable, for employees at relatively senior levels, divisional performance is weighted 50% of the AIP bonus award calculation, and corporate and individual performance are each weighted 25%. Where divisional performance targets are not applicable, corporate and individual performance are each weighted at 50% for such employees. In addition, the Compensation Committee set targets for return on equity that dictate the amount of funding available for the individual portion of the bonus calculation. For a return on equity between 7.5% and 9.9%, the individual portion would be funded to a maximum of 100%. For a return on equity between 5% and 7.4%, the individual portion would be funded to a maximum of 50%. For a return on equity less than 4.9%, the individual portion would be funded to a maximum of 25%. For 2010, the Compensation Committee elected to calculate return on equity net of realized gains, providing for an adjusted return on equity of 5.4%. This meant that the individual portion of the bonus was funded at 50%.

The payment of a portion of the AIP awards in equity is generally intended to align the long term interests of our employees with those of our stockholders. However, the Company’s common stock has been recently trading at prices below the Company’s book value per share and below historical trading multiples. While the Compensation Committee endorses a pay for performance culture and supports the inclusion of equity grants in annual performance awards in order to link employee financial incentives with stockholder returns, the Compensation Committee felt that it was in the best interests of stockholders to reduce the portion of employee annual compensation payable in equity for 2010 and therefore elected to pay AIP bonus awards 100% in cash.

The relative weight of the corporate, divisional and individual performance components used to determine the AIP bonus awards for the Named Executive Officers varied as indicated above. For each of Mr. Civisca, who has management responsibility for the Company’s United States-based business divisions, and Mr. Coward, who has management responsibility for a business division within the Company, 25% of his overall AIP bonus award is determined by the Company’s corporate performance, 50% by the underwriting performance of the business divisions for which he has responsibility, and 25% by his individual performance. For 2010, the targets for the Company’s United States-based business divisions for which Mr. Civisca has responsibility were a 25.8% decrease in gross written premium relative to the prior year, a 10.9% expense ratio and loss ratios of 63.7% and 39.1% for the calendar year and accident year, respectively. For 2010, the target for gross written premium was a 5.4% increase for the business division run by Mr. Coward relative to that division’s gross written premium for 2009, the target of operating expense ratio was 8.4%, and the targets for calendar year and accident year loss ratios were 50.7% and 49.1%, respectively. For Mr. McDonnell, who does not have management responsibility for a business division, 50% of his overall AIP bonus award is determined by the Company’s corporate performance and 50% by his individual performance. Mr. Martella was paid a previously agreed-upon AIP bonus award for 2010 as a condition of his hiring during 2010. The individual performance component of the AIP bonus awards for Messrs. Civisca, Coward and McDonnell was determined by Mr. Galanski, based upon his reasoned, subjective evaluation of the individual performance of each such Named Executive Officer. The AIP bonus award for each participating Named Executive Officer was reviewed and approved by the Compensation Committee.

The AIP bonus award paid to Mr. Coward for 2010 was in the amount $192,965, paid in British pounds based on the conversion rate as of the date of payment. The AIP bonus awards paid to Messrs. Civisca and McDonnell were $160,000 and $210,000, respectively. Mr. Martella was paid an AIP bonus award in the amount of $281,250, 60% of which was paid in cash and 40% of which was paid in restricted stock units that vest in equal installments on the first, second, third and fourth anniversaries of the date of the award. Other than Mr. Martella’s bonus award, each of the bonus awards paid to such Named Executive Officers was paid in cash.

Admirals’ Program.  In 2006, the Compensation Committee, working with senior management of the Company, established the Admirals’ Program, which provides for special stock award grants under the Company’s 2005 Stock Incentive Plan for certain key underwriters and other employees of the Company (“Admiral Awards”). Only employees who are highly significant contributors to the Company, have been employed by the Company for at least three years, and participate at relatively high levels in the AIP generally receive Admiral Awards. Typically, recipients of Admiral Awards receive an award every other year.

The Admirals’ Program is primarily designed to align the interests of management and stockholders, as well as to retain qualified employees and facilitate continuity of management by providing significant long term incentive stock awards to key employees. The Admirals’ Program also supports the Company’s recruitment objectives by enabling the Company to attract qualified new employees, and it enhances the Company’s ability to provide Named Executive Officers and others with competitive compensation and appropriate incentives to enhance the profitability and growth of the Company. The size of each Admirals Award is determined by the Compensation Committee based upon the recommendation of senior management, and reflects the position of the award recipient within the organization, the importance of that individual to the continued growth and success of the Company, the need to retain his or her services and related factors. The Compensation Committee determines the amount of any Admirals’ Program awards to the President and Chief Executive Officer. The Compensation Committee also determines the amount of any Admirals’ Program awards to the other Named Executive Officers, and, as part of this decision, will consider the recommendations of the President and Chief Executive Officer. The Admirals’ Program fits into the Company’s overall compensation objectives by providing a unique long term retention mechanism targeted toward a small number of highly significant and valued contributors.

For awards granted in 2010 and prior, Admirals Awards vest in equal installments on the third, fourth and fifth anniversaries of the grant date. The number of shares of Common Stock that an employee may receive from his or her initial Admirals Award was fixed at the time of grant. For subsequent Admirals Awards to that employee, the Compensation Committee set a target number of shares for each vesting date and the actual number of shares that employee receives on a vesting date will vary based on the Company’s return on equity over a three-year period. This three-year period will be the three years prior to the year in which a vesting date occurs. For example, if an employee received his or her second Admirals Award on March 1, 2010, the Company’s return on equity for the 2010-2012 time period would determine how many shares that employee receives when the first installment of that Admiral Award vests. The chart below lists, for any vesting date of an Admirals Award (other than an initial award), the three-year return on equity of the Company amounts for a recipient to receive the threshold, target and maximum amount of shares under an Admiral Award.

% of Target
3-Year Return on Equity	Shares Received

15%	150%
13%	100%
7%	25%

For a return on equity value between 7% and 15% for any three-year period, the employee will receive a corresponding percentage of the target shares ranging between 25% and 150% of target. For return on equity below 7%, the employee is not entitled to any shares.

The Compensation Committee has discretion to amend the terms and conditions of the Admirals’ Program from time to time. Admirals’ Program grants are generally awarded annually in late February or early March of each year.

In 2010, the Compensation Committee approved a subsequent award under the Admirals Program to Messrs. Civisca and Coward, in each case in the target amount of 4,000 shares, which will vary with the Company’s return on equity as described above. The amount of this grant and the decision to authorize it after each of Messrs. Civisca and Coward had received a prior award in 2008 reflect the Compensation Committee’s consideration of each of their importance to the Company, the importance of the functions they oversee to the Company’s success, and the need to provide each of them with long term incentive and to retain their services.

No Admirals’ Program grants were made to any other Named Executive Officer in 2010. However, the Compensation Committee did award 6,000 restricted stock units to Mr. McDonnell in 2010 pursuant to the 2005 Stock Incentive Plan. Mr. McDonnell had not been employed by the Company for the requisite three year period necessary to be eligible for a grant under the Admirals’ Plan, but the Compensation Committee believed it was appropriate, in light of Mr. McDonnell’s importance to the Company’s long term success and given his compensation relative to peers, to make an additional equity grant to Mr. McDonnell. Mr. McDonnell’s 6,000 restricted share unit award will vest in equal installments on the first, second, third and fourth anniversaries of the grant date and is not subject to performance vesting criteria.

The Compensation Committee has decided to revise the structure of the Admirals’ Program commencing with awards made in 2011. In reviewing the Admirals’ Awards that had been granted pursuant to the performance vesting target described above, the Compensation Committee realized that the pay-for-performance objectives were not being fully realized, as the performance of the Company during the relevant performance period dictates that most recent Admirals’ Awards will vest at substantially less than the target amount on account of the continuing soft market conditions that exist in the insurance markets. As a result, however, the structure was undercutting the Company’s long-term retention goals as the value of unvested equity under such Admirals’ Awards was substantially reduced, making the Company more vulnerable to competitors seeking to recruit our key executives.

In order to achieve a more appropriate balance between the dual pay-for-performance and retention goals of the Admirals’ Plan, the Compensation Committee decided to reduce the annual bonus targets under the Annual Incentive Plan as discussed above and made the following changes to the Admirals’ Plan commencing with the 2011 Admirals’ Awards: (1) senior executives will now be eligible to be considered for an award annually, rather than biannually, and the three year eligibility requirement has been eliminated; (2) Admirals’ Awards will cliff vest upon the third anniversary of the grant date; and (3) 50% of the restricted stock unit award will be fixed and vest subject only to continued employment on the vesting date while the remaining 50% will be performance-based and the actual number of restricted stock units vesting may vary from 0% to 150% subject to the Company meeting a compound annual growth in book value per share target during the three year performance period, as set by the Compensation Committee. For Admirals’ Awards granted in 2011, the Compensation Committee set the target growth in book value per share at 12%.

Retirement Income Plans.  The Company’s retirement income plans include the Money Purchase Plan, the 401(k) Plan, and the U.K. Plan. The Company’s Money Purchase Plan is a defined contribution plan that, in 2010, provided for a mandatory annual contribution by the Company on behalf of each eligible employee of 7.5% of such employee’s base salary, subject to certain maximum contribution limits under applicable law, as well as for an additional 7.5% of such employee’s AIP award up to a maximum annual additional contribution of $2,500. All U.S. employees currently become eligible to participate in the Money Purchase Plan as of the January 1st immediately following their date of hire. The Company’s contributions to the MPP vest in annual installments of 20% on each of the second, third, fourth, fifth and sixth anniversaries of the date on which an employee joined the Company, and become fully vested after the employee has been employed by the Company for six years.

In addition to the Money Purchase Plan, all U.S. employees are eligible to participate in the Company’s 401(k) Plan. The 401(k) Plan provides for the Company to match each participating U.S. employee’s annual contributions to the Plan up to 4% of such employee’s base salary, subject to certain maximum contribution limits under applicable law. In addition, at the discretion of the Compensation Committee depending upon the yearly financial performance of the Company, the Company may contribute up to an additional 4% of each eligible employee’s base salary for such year. For 2010, the Compensation Committee elected not to make additional contributions under the 401(k) Plan. The Company’s entire 401(k) Plan matching contribution and discretionary contribution vest immediately.

The Company’s U.K. employees participate in the U.K. Plan rather than in the Money Purchase Plan and the 401(k) Plan. The U.K. Plan, like the Money Purchase Plan, is a defined contribution plan. The U.K. Plan provides for a mandatory monthly contribution by the Company on behalf of each eligible employee of 15% of such employee’s base salary, subject to certain maximum contribution limits under applicable law, as well as for an additional 15% of such employee’s AIP award up to a maximum annual additional contribution of $2,500. All Company contributions to the U.K. Plan vest immediately. U.K. employees are also entitled to make a voluntary annual contribution to the U.K. Plan, which is deducted from their net base salary. All U.K. employees become eligible to participate in the U.K. Plan as of the date they become employees of the Company.

The Money Purchase Plan, the 401(k) Plan and the U.K. Plan are together considered important long term retirement benefits that support the Company’s overall compensation objectives by helping to provide fair, adequate and competitive compensation to all employees, by helping to attract qualified new employees, and by facilitating the long term retention of key existing employees. The Money Purchase Plan and the U.K. Plan facilitate recruiting and retention by distinguishing the Company from many of its peer companies that do not provide this element of compensation. The Money Purchase Plan, the 401(k) Plan and the U.K. Plan also facilitate retirement planning by Named Executive Officers and other employees.

The Company does not offer a defined benefit pension plan or a nonqualified deferred compensation plan.

Employee Stock Purchase Plan.  The Company’s Employee Stock Purchase Plan provides employees, including the Named Executive Officers, with the opportunity to acquire, subject to certain annual limits, shares of Navigators common stock at a 10% discount from the market price at the beginning or end of each six-month Plan period, whichever is less. Employees purchase these shares through regular payroll deductions. The Company generally encourages its employees to own its stock, and have their equity at risk, to better align the long term interests of its employees and stockholders.

Benefits.  Executive officers also participate in those benefit arrangements which are available to our employees, including health and welfare benefit plans and the 401(k) Plan. For a discussion of the Company’s 401(k) Plan, please see “Compensation Discussion and Analysis — Retirement Income Plans” above.

Each of Messrs. Galanski and Civisca receives an annual car allowance from the Company in the amount of $12,000 and $9,000, respectively, pursuant to the terms of their respective employment agreement. In addition, the Company pays for the cost of an annual physical examination for executive officers and members of the Board of Directors.

Employment Agreements.  The Company has entered into employment agreements with Messrs. Galanski, McDonnell, Civisca and Coward, which agreements are still in effect. Mr. Martella does not have an employment agreement with the Company. The Company believes that employment agreements can be an effective tool to retain the expertise of certain executives and to protect the interests of the Company. For a discussion of the employment agreements with Messrs. Galanski, McDonnell, Civisca and Coward, please see “Employment Agreements” below.

Stock Ownership Guidelines.  The Company requires the Chief Executive Officer and Chief Financial Officer of the Company to maintain ownership of common stock of the Company equal to five and three times their respective base salaries. This is equivalent to an investment in the Company by Mr. Galanski of $3.6 million and Mr. McDonnell of $1.2 million, representing 71,996 and 28,834 common shares, respectively, based on the closing price of $50.35 per common share as of December 31, 2010. We believe that the levels of share ownership specified above provide a meaningful alignment of the interests of our Chief Executive Officer and Chief Financial Officer with the interests of our stockholders, which furthers our goal to provide attractive long-term returns for our stockholders. As of the date hereof, Messrs. Galanski and McDonnell have achieved their target ownership levels. Common stock owned outright, common stock that is subject to vested unexercised share options, unvested restricted shares and unvested share units are counted toward fulfilling this requirement.

Tax Deductibility of Compensation.  Under Section 162(m) of the Code, annual compensation in excess of $1.0 million paid to the chief executive officer or any of the other three most highly compensated officers, other than the chief financial officer, of any publicly held corporation will not be deductible in certain circumstances. Generally, “performance-based” compensation, as defined in Section 162(m), is not subject to the limitation if certain requirements are satisfied. The Compensation Committee has structured the Amended and Restated 2005 Stock Incentive Plan so that such compensation is intended to qualify as performance-based compensation under Section 162(m). However, the Compensation Committee may award compensation that is not fully deductible if it determines that such an award is consistent with the Company’s compensation philosophy and in the best interests of the Company and its Stockholders.

Relationship between Compensation Policies and Risk Management.  The Company has assessed the Company’s compensation programs and does not believe that there are any risks arising from the compensation policies and practices for employees that are reasonably likely to have a material adverse effect on the Company. Given (1) the emphasis of underwriting profitability, rather than growth in premium revenues, in measuring both corporate and individual performance, (2) that a significant portion of compensation is generally paid in equity that vests over a long period of time, and (3) that the vesting of a significant portion of such equity is dependent upon the return on equity or growth in book value per share over an extended period of time, the Company does not feel that this incentive compensation structure encourages any unnecessary or excessive risk to be taken by management.

Conclusion.  Each element of the Company’s compensation program complements the other elements in that all elements together are designed to support the Company’s pay-for-performance philosophy. The various elements of each Named Executive Officer’s compensation package are designed collectively to assure that the package provides for fair and competitive compensation, facilitates the retention of the Named Executive Officer and therefore the continuity of the Company’s management, and provides incentives and rewards for the Named Executive Officer to enhance the profitability and growth of the Company. However, the amount of any individual element of a Named Executive Officer’s compensation does not generally affect the amount of the other elements of his or her compensation.

The Compensation Committee evaluates the Company’s management compensation program on an ongoing basis to assure that it is consistent with the objectives of the program and with the Company’s pay-for-performance compensation philosophy.

Compensation Committee Report

The Board’s Compensation Committee is charged, among other things, to perform periodic reviews of the Company’s compensation arrangements with executive officers and to make recommendations to the Board of Directors with respect to such arrangements. The Compensation Committee’s function is more fully described in its charter, which the Board has adopted and is available on our website at www.navg.com under the Corporate Governance link.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis section of the Company’s 2011 Proxy Statement. Based on such review and discussion, the Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2011 Proxy Statement.

The Compensation Committee:

H. J. Mervyn Blakeney
W. Thomas Forrester
John F. Kirby (Chair)
Janice C. Tomlinson

The foregoing Report of the Compensation Committee shall not be deemed to be “soliciting material” or “filed” with the SEC or incorporated by reference in any previous or future document filed by us with the SEC under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act except to the extent that we specifically request that such Report be treated as soliciting material or specifically incorporates such Report by reference in any such document.

Summary Compensation Table

The following table sets forth a summary of the compensation paid by the Company to the Chief Executive Officer, Chief Financial Officer and each of the three other most highly paid executive officers of the Company or its subsidiaries (the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

							Change
							in
							Pension
							Value and
						Non-	Non
						Equity	Qualified
						Incentive	Deferred
Name						Plan	Compen-	All Other
and				Stock	Option	Compen-	sation	Compen-
Principal		Salary	Bonus(1)	Awards(2)	Awards	sation	Earnings	sation (3)	Total
Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Stanley A. Galanski	2010	725,000	698,335	1,051,244	—	—	—	41,505	2,516,084
President & Chief	2009	646,875	362,500	1,239,250	—	—	—	39,050	2,287,675
Executive Officer	2008	600,000	517,200	—	—	—	—	45,700	1,162,900
Francis W. McDonnell	2010	425,000	210,000	223,320	—	—	—	32,015	890,335
SVP & Chief	2009	425,000	210,000	150,042	—	—	—	29,700	814,742
Financial Officer	2008	177,083	275,000	1,083,720	—	—	—	170,812	1,706,615
Michael L. Civisca	2010	375,000	160,000	148,880	—	—	—	37,625	721,505
EVP & COO	2009	320,833	106,356	90,046	—	—	—	35,450	552,685
Navigators Mgmt. Co.	2008	296,667	135,000	556,681	—	—	—	40,050	1,028,398
Stephen R. Coward(4)	2010	296,400	192,965	148,880	—	—	—	44,460	682,705
President, NavTech	2009	307,800	201,386	82,130	—	—	—	46,170	637,486
	2008	271,317	124,830	568,461	—	—	—	40,698	1,005,306
Anthony G. Martella(5)	2010	234,375	168,750	403,100	—	—	—	76,069	882,294
SVP & Chief Actuarial Officer

(1)	The Bonus amounts reflect the cash bonus paid for 2010 to each Named Executive Officer. Information on the 2009 and 2008 Bonus amounts paid to Named Executive Officers can be found in the Company’s 2010 and 2009 Proxy Statements, respectively.

(2)	The amounts shown in the “Stock Awards” column equal the estimate of aggregate compensation cost to be recognized with respect to incentive stock awards including performance-based awards granted in such year determined as of the grant date under Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 718, Stock Compensation (“FASB ASC Topic 718”) and excluding the effect of estimated forfeitures. The following portion of the value shown in the “Stock Awards” column represents the grant date value of performance-based awards based upon the probable outcome as of the grant date of such performance criteria: for 2010, $1,051,244 for Mr. Galanski (based on the closing stock price on the date of grant of $39.47), and $148,880 for each of Messrs. Civisca and Coward (based on the closing stock price on the date of grant of $37.22); for 2009, $1,239,500 for Mr. Galanski (based on the closing stock price on the date of grant of $49.57), and for 2008, $446,640 for each of Messrs. Civisca and Coward (based on the closing stock price on the date of grant of $55.83). Each of these performance-based awards vest in three equal installments on the third, fourth and fifth anniversaries of their respective grant dates in accordance with the terms of variable grant awards under the Admirals’ Program, except for the performance-based award granted to Mr. Galanski in 2010, which vests in full on March 1, 2013. Assuming the highest level of performance, the grant date fair value of the performance-based award granted to Mr. Galanski in 2010 would equal $1,576,866 and the grant date fair value of the performance-based awards granted to each of Messrs. Civisca and Coward in 2010 would equal $223,320. The remaining amounts reflected in the “Stock Awards” column represent the grant date fair value of incentive stock awards that are not subject to performance vesting conditions. These include an award given to Named Executive Officers in such year as part of their annual bonus paid in respect of the prior fiscal year, which vest in four equal installments on the first, second, third and fourth anniversaries of their respective grant dates, and stock grants made to Messrs. McDonnell and Martella in 2008 and 2010, respectively, as consideration for each of them joining the Company. No option or SARs awards were granted in 2010, 2009 or 2008.

(3)	All Other Compensation includes: cash contributions made by the Company pursuant to the terms of the Company’s Money Purchase Plan in 2010, 2009 and 2008 for Messrs. Galanski and Civisca in the amount of $18,375, $17,250 and $17,250, respectively, and for Mr. McDonnell in 2010 and 2009 in the amounts of $18,375 and $17,250, respectively, which do not become fully vested until the employee has been employed by the Company for six years; matching contributions made by the Company pursuant to the terms of the Company’s 401(k) Plan in 2010, 2009 and 2008 for each of Messrs. Galanski, McDonnell and Civisca in the amounts of $9,800, $9,800 and $13,800, respectively, for Mr. McDonnell in the amounts of $9,800, $9,800 and $3,542, respectively, and for Mr. Martella in 2010 in the amount of $7,500, which contributions are fully vested; contributions made by the Company to its U.K. Pension Scheme on behalf of Mr. Coward in 2010, 2009 and 2008 in the amounts of $44,460, $46,170 and $40,698, respectively; and a relocation expense payment to Mr. Martella as a condition to his employment in the amount of $65,829. In addition, All Other Compensation for 2010 includes payment by the Company of the cost of an annual physical examination for Messrs. McDonnell and Martella in the amount of $2,750 and $2,325, respectively; an annual automobile allowance for Messrs. Galanski and Civisca in the amount of $12,000 and $9,000, respectively; fitness expense payments for Messrs. Galanski, McDonnell and Martella in the amount got $640, $400 and $240, respectively; and group long-term disability payments for each Named Executive Officer other than Mr. Coward in amounts ranging from $175 to $690. Information on the 2009 and 2008 Other Compensation amounts paid to Named Executive Officers can be found in the Company’s 2010 and 2009 Proxy Statements, respectively.

(4)	All amounts reported for Mr. Coward are paid to him in British pounds. The dollar value of the amounts paid to him in 2010, 2009 and 2008 is calculated based on the conversion rate as of December 31, 2010 of £1=$1.56, as of December 31, 2009 of £1=$1.62 and as of December 31, 2008 of £1=$1.46.

(5)	Mr. Martella was hired as the Company’s Senior Vice President and Chief Actuarial Officer effective May 2010. As such, compensation information prior to 2010 has been excluded.

Grants of Plan-Based Awards

The following table contains information concerning the grants of plan-based awards made to each of the Named Executive Officers in the year ended December 31, 2010.

	GRANTS OF PLAN-BASED AWARDS
									All Other
		Estimated Future			Estimated Future				Stock		All Other		Grant
		Payouts Under			Payouts Under				Awards:		Awards:	Exercise	Date Fair
		Non-Equity Incentive			Equity Incentive Plan				Number		Number of	or Base	Value of
		Plan Awards			Awards				of Shares		Securities	Price of	Stock and
				Maxi-			Maxi-		of Stock		Underlying	Option	Options
	Grant	Threshold	Target	mum	Threshold	Target	mum		Units		Options	Awards	Awards(5)
Name	Date	($)	($)	($)	(#)	(#)	(#)		(#)		(#)	$/Share	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)		(i)		(j)	(k)	(l)

Stanley A. Galanski	5/26/10	—	—	—	6,659	26,634	39,951	(1)	—		—	—	1,051,244
Francis W. McDonnell	3/1/10	—	—	—	—	—	—		6,000	(3)	—	—	223,320
Michael L. Civisca	3/1/10	—	—	—	2,000	4,000	6,000	(2)	—		—	—	148,880
Stephen R. Coward	3/1/10	—	—	—	2,000	4,000	6,000	(2)	—		—	—	148,880
Anthony G. Martella	5/10/10	—	—	—	—	—	—		10,000	(4)	—	—	403,100

(1)	These restricted stock units were issued under the 2005 Stock Incentive Plan and vest on March 1, 2013. A return on equity of 7% for the three-year period immediately preceding the vesting date would result in a threshold plan award of 25% of the target. A return on equity of 9% for such three-year period would result in a plan award of 50% of the target. A return on equity of 13% for such three-year period would result in a plan award of 100% of the target. A return on equity of 15% or more for such three-year period would result in a maximum plan award of 150% of the target.

(2)	These restricted stock units were issued pursuant to the Admirals’ Plan and vest in three equal installments on the third, fourth and fifth anniversaries of the grant date. A return on equity of 7% for the three-year period immediately preceding the vesting of any such installment would result in a threshold plan award of 25% of the target for such installment. A return on equity of 13% for such three-year period would result in a plan award of 100% of the target for such installment. A return on equity of 15% or more for such three-year period would result in a maximum plan award of 150% of the target for such installment. A return on equity of less than 7% for such three-year period would result in no plan award for such installment. For further discussion of the Admirals’ Plan, please see “Compensation Discussion and Analysis — Admirals’ Plan” above

(3)	These restricted stock units are issued under the Company’s 2005 Stock Incentive Plan vest in equal installments on the first, second, third and fourth anniversaries of the grant date. For further discussion of the Annual Incentive Program, please see “Compensation Discussion and Analysis — Annual Incentive Program” above.

(4)	These restricted stock units were issued under the Company’s 2005 Stock Incentive Plan as a condition to Mr. Martella’s employment and vest in equal installments on the first, second, third and fourth anniversaries of the grant date.

(5)	Grant Date Fair Value has been calculated as of the date of the grant under FASB ASC Topic 718, excluding the effect of estimated forfeitures, based the closing price of the Company’s common stock on the date of grant.

Employment Agreements

On March 26, 2001, the Company entered into an employment agreement with Mr. Galanski providing for an initial three-year term of employment that continues for successive one-year periods unless either party elects to terminate the agreement upon 120 days’ notice to the other party prior to the expiration of the then-current one-year period. The agreement provided for the issuance to Mr. Galanski as of the date of the agreement of a stock grant of 100,000 shares of Common Stock subject to vesting provisions of 25% per year. All of such shares are now fully vested. In the event that a change of control of the Company had occurred during the initial three-year term resulting in the termination of Mr. Galanski’s employment or the resignation of Mr. Galanski following a material reduction in his responsibilities or a demotion from his current position, Mr. Galanski would have been entitled to receive his base salary for the remaining term of his employment agreement and all outstanding unvested stock grants made to Mr. Galanski during the initial term would have immediately vested. The agreement provides for a $12,000 annual car allowance for Mr. Galanski. Upon the termination of Mr. Galanski’s employment agreement, the Company may elect to enforce against Mr. Galanski one-year restrictive covenants with respect to nonsolicitation of the Company’s employees and noncompetition with the Company’s business, provided that the Company continues to pay to Mr. Galanski his then-current base salary during such one-year period. In accordance with its terms, Mr. Galanski’s employment agreement was automatically renewed in December 2010 for a one-year period through March 2012.

Pursuant to his acceptance of an offer letter dated July 11, 2008, Mr. McDonnell received a stock grant of 22,000 shares of Common Stock subject to vesting provisions of 25% per year. To date, 11,000 shares have vested. In the event of a change of control of the Company, the offer letter provides that if Mr. McDonnell is terminated other than for cause or suffers a substantial diminution of responsibilities within one year following the change of control, then all of the outstanding shares of Common Stock of the Company issued to him in his initial stock grant as well as any shares of Common Stock granted to him in March 2009 in connection with his annual bonus in such year shall immediately become fully vested. The offer letter further provides that if at any time during his employment with the Company, Mr. McDonnell’s employment is terminated other than for cause, then he shall be entitled to receive a severance payment equal to one year’s base salary plus the cash portion of his pro rata earned bonus for the year in which such termination occurs.

On March 1, 1999, as amended on January 1, 2003, Somerset Marine, Inc., which was subsequently merged into Navigators Management Company, Inc., a wholly-owned subsidiary of the Company, entered into an employment agreement with Mr. Civisca providing for an initial two-year term of employment that continues for successive one-year periods unless either party elects to terminate the agreement upon 60 days’ notice to the other party prior to the expiration of the then-current one-year period. In the event of a change in control of the Company or Navigators Management Company, Inc. or a material reduction in Mr. Civisca’s duties, if Mr. Civisca shall elect within one year to terminate his employment, Mr. Civisca is entitled to receive his base salary for one year from the date of termination as well as continued health and major medical insurance coverage, at the expense of Navigators Management Company, Inc., for six months following such termination. If the Company should terminate Mr. Civisca’s employment without cause, Mr. Civisca is entitled to receive his base salary for one year from the date of termination as well as continued health and major medical insurance coverage, at the expense of Navigators Management Company, Inc., for six months following such termination. During the period of his employment, and for a period of one year from the termination of his employment agreement, Mr. Civisca is subject to restrictive covenants with respect to nonsolicitation of the Company’s employees and noncompetition with the Company’s business in the eastern United States.

Effective December 9, 2010, Navigators Underwriting Agency Ltd. (“NUAL”), a wholly-owned subsidiary of the Company and the managing agency of the Company’s Lloyd’s of London Syndicate 1221, entered into an employment agreement with Mr. Coward, which continues in effect until either party provides six months’ advance notice of termination to the other party. The agreement provides that NUAL may require that Mr. Coward not have dealings with suppliers, customers, employees, agents or representatives of NUAL or its affiliates or work for any other employer during the six-month notice period. The agreement does not include provisions regarding change of control or acceleration of outstanding stock grants.

The remaining Named Executive Officer, Mr. Martella, is not currently a party to an employment agreement with the Company or any of its subsidiaries.

Amended and Restated 2005 Stock Incentive Plan

The purposes of the Amended and Restated 2005 Stock Incentive Plan (the “2005 Stock Incentive Plan”) are to induce certain individuals to remain in the employ of, or to continue to serve as directors of, or to remain independent contractors to, the Company and its present and future subsidiaries, to attract new individuals to enter into such employment and service, to encourage such individuals, upon whom, in large measure, our sustained progress, growth and profitability depend, to achieve long-term Company goals, and to align the participants’ interests with those of Stockholders by providing them with a proprietary interest in our growth and performance. The Board of Directors believes that the ability to grant options (both non-qualified and incentive), stock appreciation rights (“SARs”), restricted stock, restricted stock units, performance units, annual incentive awards, dividend equivalents and substitute awards (each, an “Award”) under the 2005 Stock Incentive Plan will promote continuity of management, increased incentive and personal interest in the welfare of the Company and aid in securing the Company’s continued growth and financial success. Since 2005, the Company has issued stock awards under the 2005 Stock Incentive Plan.

The 2005 Stock Incentive Plan authorizes the issuance of 1,500,000 shares of Common Stock pursuant to Awards. The 2005 Stock Incentive Plan was originally approved by Stockholders at the May 20, 2005 Annual Meeting of Stockholders and most recently the Stockholders approved an amended and restated plan at the May 26, 2010 Annual Meeting of Stockholders to give the Board more flexibility in the manner and form in which it makes awards, especially with respect to performance based awards that could qualify for more favorable tax treatment under Section 162(m) of the Code. Employees, non-employee directors, and independent consultants to the Company and its subsidiaries are eligible to participate in the 2005 Stock Incentive Plan. The 2005 Stock Incentive Plan is the only plan under which the Compensation Committee currently issues equity awards. For a discussion of the equity awards made to employees under the 2005 Stock Incentive Plan in connection with the Company’s Annual Incentive Program and Admirals’ Program, please see “Compensation Discussion and Analysis — Annual Incentive Plan” and “Compensation Discussion and Analysis — Admirals’ Program”.

The 2005 Stock Incentive Plan is administered by the Compensation Committee (unless the Board of Directors determines otherwise), which interprets the 2005 Stock Incentive Plan and has broad discretion to select the eligible persons to whom awards will be granted, as well as the type, size and terms and conditions of each award, including the exercise price of stock options, the number of shares subject to awards and the expiration date of, and the vesting schedule or other restrictions applicable to, awards.

Upon a change in control, unless provided otherwise in an award agreement, a participant’s awards will become vested, the relevant restrictions will lapse, and the relevant performance goals will be deemed to be met upon the involuntary termination of such participant’s employment or service without cause during the one-year period following the occurrence of the change in control. The same treatment of a participant’s awards will occur if he or she terminates employment or service for good reason during such one-year period.

In the event of an employee’s or director’s termination of employment or service due to his or her death, disability or retirement or, in the case of an independent consultant, his or her death, unless the applicable award agreement provides otherwise, such participant’s outstanding stock options and SARs will fully vest and remain exercisable until six months after such termination (but not beyond the original term of the option or SAR) and all unvested shares of such participant’s restricted stock will immediately vest. In the event of a participant’s termination of employment or service for cause, such participant’s outstanding stock options, SARs and unvested restricted stock will immediately be canceled and forfeited to us. Unless the applicable award agreement provides otherwise, in the event of a participant’s termination of employment or service for any other reason, such participant’s vested stock options and SARs (to the extent exercisable at the time of such termination) will remain exercisable until 90 days after such termination (but not beyond the original term of the option or SAR).

Unless terminated sooner, the 2005 Stock Incentive Plan will terminate on May 20, 2015. The Board of Directors may, at any time, amend the 2005 Stock Incentive Plan. The Compensation Committee is permitted to amend the terms and conditions of outstanding awards, including to extend the exercise period and accelerate the vesting schedule of such awards, but no such action may adversely affect the rights of any participant with respect to outstanding awards without the applicable participant’s written consent. Stockholder approval of any such amendment will be obtained if required to comply with applicable law or the rules of the NASDAQ Global Select Market.

Stock Options.  Options may be granted by the Compensation Committee and may be either non-qualified options or incentive stock options. Options are subject to the terms and conditions, including vesting conditions, set by the Compensation Committee (and incentive stock options are subject to statutory restrictions that are set forth in the 2005 Stock Incentive Plan). Unless the Compensation Committee determines otherwise, options will vest in 25% increments on the first, second, third and fourth anniversaries of the date the option is granted. The exercise price for all stock options granted under the 2005 Stock Incentive Plan will be determined by the Compensation Committee, except that no stock options can be granted with an exercise price that is less than 100% of the fair market value of the Common Stock on the date of grant. Also, Stockholders who own more than 10% of our voting stock will not be granted incentive stock options that have an exercise price less than 110% of the fair market value of the Common Stock on the date of grant. The 2005 Stock Incentive Plan prohibits the repricing of stock options.

The term of all stock options granted under the 2005 Stock Incentive Plan will be determined by the Compensation Committee and will generally not exceed 10 years. However, the term of an incentive stock option may not exceed 10 years (five years for incentive stock options granted to Stockholders who own more than 10% of our voting stock). Each option gives the participant the right to receive a number of shares of Common Stock upon exercise of the option and payment of the exercise price. The exercise price may be paid in cash (including cash obtained through a broker selling the share acquired on exercise), personal check or wire transfer.

Stock Appreciation Rights or SARs.  All SARs must be granted on a stand-alone basis (i.e., not in conjunction with stock options) and will have a term of 10 years, unless the Compensation Committee determines otherwise. SARs are subject to the terms and conditions, including vesting conditions, set by the Compensation Committee. Unless the Compensation Committee determines otherwise, SARs will vest in 25% increments on the first, second, third and fourth anniversaries of the date the SAR is granted. A SAR granted under the 2005 Stock Incentive Plan entitles its holder to receive, at the time of exercise, an amount per share equal to the excess of the fair market value (on the date of exercise) of a share of the Common Stock over a specified price, known as the strike price, fixed by the Compensation Committee, which will not be less than 100% of the fair market value of the Common Stock on the grant date of the SAR. Payment may be made in cash, shares of the Common Stock, or other property, in any combination as determined by the Compensation Committee. The 2005 Stock Incentive Plan prohibits the repricing of SARs.

Restricted Stock and Restricted Stock Units.  Restricted stock is common stock that is forfeitable until the restrictions lapse. Restricted stock units are rights granted as an award to receive shares of common stock, conditioned upon the satisfaction of restrictions imposed by the Compensation Committee. Restrictions may include time-based restrictions, the achievement of specific performance goals or the occurrence of a specific event. Unless the Compensation Committee determines otherwise, restricted stock and restricted stock units will vest in 25% increments on the first, second, third and fourth anniversaries of the date of the grant. Participants have voting rights on restricted stock but not on restricted stock units. If the performance goals are not achieved, or if the restrictions do not lapse within the time period provided in the award agreement, the participant will forfeit his or her restricted stock and/or restricted stock units.

Performance Units.  Performance units are any grant of (1) a bonus consisting of cash or other property the amount and value of which, and/or the receipt of which, is conditioned upon the achievement of certain performance goals specified by the Compensation Committee, or (2) a unit valued by reference to a designated amount of property. Performance units may be paid in cash, shares of Common Stock, restricted stock or restricted stock units. The Compensation Committee will determine the number and terms of all performance units, including the performance goals and performance period during which such goals must be met. If the performance goals are not attained during the performance period specified in the award agreement, the participant will forfeit all of his or her performance units.

Annual Incentive Awards.  The 2005 Stock Incentive Plan includes annual incentive awards. The Compensation Committee will determine the amounts and terms of all annual incentive awards, including performance goals, which may be weighted for different factors and measures. In the case of annual incentive awards intended to qualify for the performance-based exception from the deductibility limitations of Section 162(m), the Compensation Committee will designate individuals eligible for annual incentive awards within the first 90 days of the year for which the annual incentive award will apply and will certify attainment of performance goals within 60 days following the end of each year. In addition, the Compensation Committee will establish the threshold, target and maximum annual incentive award opportunities for each participant. Annual incentive awards may be paid in cash, shares of Common Stock, restricted stock, options or any other award under the 2005 Stock Incentive Plan.

Substitute Awards.  Substitute awards are awards that may be granted in replacement of stock or stock-based awards from another business held by current and former employees or non-employee directors of, or consultants to, such business that is acquired by us to preserve the economic value of all or a portion of a replaced award on such terms and conditions (including price), as the Compensation Committee determines.

Dividend Equivalents.  Dividend equivalents are rights to receive payments equal to dividends on shares or restricted stock units, if and when we pay dividends to Stockholders. The Compensation Committee may award dividend equivalents on a stand-alone basis or in conjunction with another award (other than options and SARs). If the dividend equivalent is issued in conjunction with another award and if the participant forfeits all or a part of the award, the participant also forfeits the portion of the dividend equivalents award related to other award the participant forfeited.

In any calendar year, no participant may be granted awards for options or SARs that exceed, in the aggregate, 500,000 underlying shares of Common Stock. In any calendar year, no participant may be granted awards for restricted stock, restricted stock units or performance units (or any other award other than options or SARs that is determined by reference to the value of shares or appreciation in the value of shares) that exceed, in the aggregate, 250,000 underlying shares of Common Stock. No participant may be granted a cash award for any calendar year, the maximum payout for which would exceed $3 million. No participant may be granted a cash award for a performance period of more than one year, the maximum payout for which would exceed $5 million. These limits are higher than we expect to be needed for awards under the 2005 Stock Incentive Plan, and are included in the 2005 Stock Incentive Plan to comply with the requirements for deductibility of awards subject to Section 162(m).

2002 Stock Incentive Plan

At the May 30, 2002 Annual Meeting, the Stockholders approved the 2002 Stock Incentive Plan (the “2002 Stock Plan”). Pursuant to the 2002 Stock Plan, the Company may grant to eligible persons awards including, but not limited to, incentive stock options, non-incentive stock options and restricted shares of Common Stock. The 2002 Stock Plan authorized awards relating to an aggregate of up to 1,000,000 shares of Common Stock, of which no more than 100,000 awards may be in the form of restricted stock grants.

The 2002 Stock Plan is administered by our Compensation Committee, which shall consist of two or more members of the Board. The members of the Compensation Committee are appointed annually by, and serve at the pleasure of, the Board. In the event that no Compensation Committee is appointed, the 2002 Stock Plan shall be administered by the Board of Directors.

No option granted pursuant to the 2002 Stock Plan may be exercised more than 10 years after the date of grant, except that incentive stock options granted to participants who own more than 10% of the total combined voting power of the Common Stock at the time the incentive stock option is granted may not be exercised more than five years after the date of grant.

As a result of the approval of the 2005 Stock Plan at the May 20, 2005 Annual Meeting of Stockholders, no further stock or option awards have been granted since such date or will be granted under the 2002 Stock Plan.

Stock Option Plans and Stock Appreciation Rights Plan

In 1986 and 1987, the Company adopted two stock option plans (the “Stock Option Plans”) which allowed for the grant to key employees of the Company, its subsidiaries and affiliates, of options to purchase an aggregate of 900,000 shares of Common Stock. The stock options vest at a rate of 25% per year. The Stock Option Plans are administered by the Compensation Committee of the Board. As a result of the approval of the 2002 Stock Plan at the May 30, 2002 Annual Meeting of Stockholders date no further options have been granted since such date and no additional grants will be made under the Stock Option Plans.

In 1996, the Company adopted a phantom stock appreciation rights plan (the “SARs Plan”) which allows for the grant to key employees of the Company and its affiliates of up to 300,000 SARs. The Compensation Committee administers the SARs Plan and approves the employees who will receive grants of the rights. The SARs vest at a rate of 25% per year. Upon exercise of a stock appreciation right, the key employee is entitled to receive cash in an amount equal to the difference between the fair market value of the Common Stock at the exercise date and the exercise price (which shall not be less than 90% of the fair market value of the Common Stock at the date of grant). As a result of the approval of the 2005 Stock Plan at the May 20, 2005 Annual Meeting of Stockholders, no further SARs have been granted since such date and no additional grants will be made under the SARs Plan.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information for each of the Named Executive Officers with respect to their outstanding equity awards as of December 31, 2010.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
			Equity							Equity
			Incentive						Equity	Incentive
			Plan Awards:					Market	Incentive	Plan Awards:
	Number of	Number of	Number			Number of		Value of	Plan Awards:	Market
	Securities	Securities	of Securities			Shares or		Shares or	Number	or Payout Value of
	Underlying	Underlying	Underlying			Units of		Units of	of Unearned Shares,	Unearned Shares,
	Unexercised	Unexercised	Unexercised	Option		Stock That		Stock That	Units or Other	Units or Other
	Options	Options	Unearned	Exercise	Option	Have Not		Have Not	Rights That Have	Rights That Have
	(#)	(#)	Options	Price	Expiration	Vested		Vested(1)	Not Vested	Not Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)		($)	(#)	(1)($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)	(i)	(j)

Stanley A. Galanski	30,000	—	—	29.11	2/28/14	8,334	(2)	419,617	16,667 (3)	839,183
									25,000 (4)	1,258,750
									26,634 (5)	1,341,022
Francis W. McDonnell	—	—	—	—	—	19,161	(6)	964,756	—	—
Michael L. Civisca	5,000	—	—	25.10	1/29/13	6,131	(7)	308,696	8,000 (8)	402,800
	5,000	—	—	29.11	2/28/14				4,000 (9)	201,400
	10,000	—	—	33.19	3/8/15
Stephen R. Coward	500	—	—	29.11	2/26/14	6,070	(10)	305,625	8,000 (8)	402,800
									4,000 (9)	201,400
Anthony G. Martella	—	—	—	—	—	10,000	(11)	503,500	—	—

(1)	Market Value based on December 31, 2010 closing price of the Company’s common stock of $50.35.

(2)	Shares of stock vest on 9/12/11.

(3)	Shares of stock vest in two equal installments on 8/10/11 and 8/10/12 in accordance with the terms of variable grant awards under the Admirals’ Program. For further discussion of the Admirals’ Program, please see “Compensation Discussion and Analysis — Admirals’ Program” above.

(4)	Shares of stock vest in three equal installments on 8/6/12, 8/6/13 and 8/6/14 in accordance with the terms of variable grant awards under the Admirals’ Program. For further discussion of the Admirals’ Program, please see “Compensation Discussion and Analysis — Admirals’ Program” above.

(5)	Shares of stock vest on March 1, 2013 subject to meeting corporate performance targets. For further discussion, please see “Compensation Discussion and Analysis — Chief Executive Officer Compensation” above.

(6)	Includes 1,500 shares that vested on 3/1/2011 and a balance of 4,500 shares that vest in three equal installments on 3/1/2012, 3/1/2013 and 3/1/2014; 720 shares that vested on 2/25/11 and a balance of 1,441 shares that will vest in two equal installments on 2/25/12 and 2/25/13; and 11,000 shares that vest in two equal installments on 8/5/11 and 8/5/12.

(7)	Includes 514 shares that vested on 3/2/10; 3,334 shares that vested on 3/22/11; 493 shares that vested on 2/11/11 and a balance of 493 shares that will vest on 2/11/12; and 432 shares that vested on 2/25/11 and a balance of 865 shares that will vest in two equal installments on 2/25/12 and 2/25/13.

(8)	Includes 1,466 shares that vested and 1,200 shares that were forfeited on 2/11/11 on account of corporate performance and a balance of 5,334 shares that will vest in two equal installments on 2/11/12 and 2/11/13, all in accordance with the terms of variable grant awards under the Admirals’ Program. For further discussion of the Admirals’ Program, please see “Compensation Discussion and Analysis — Admirals’ Program” above.

(9)	Shares of stock vest in three equal installments on 3/1/13, 3/1/14 and 3/1/15 in accordance with the terms of variable grant awards under the Admirals’ Program. For further discussion of the Admirals’ Program, please see “Compensation Discussion and Analysis — Admirals’ Program” above.

(10)	Includes 462 shares that vested on 3/2/11; 3,334 shares that vested on 3/22/11; 546 shares that vested on 2/11/11 and a balance of 546 shares that will vest on 2/11/12; and 394 shares that vested on 2/25/11 and a balance of 789 share that will vest in two equal installments on 2/25/12 and 2/25/13.

(11)	Shares of stock that vest in four equal installments on 5/10/11, 5/10/12, 5/10/13 and 5/10/14.

Options Exercised and Stock Vested

The following table sets forth information for each of the Named Executive Officers with respect to options exercised and stock grants vested, and the value realized on such exercise or vesting, during the year ended December 31, 2010.

OPTIONS EXERCISED AND STOCK VESTED

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise	Acquired on Vesting	Vesting (1)
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)

Stanley A. Galanski	—	—	16,666	710,972
Francis W. McDonnell	—	—	6,220	270,641
Michael L. Civisca	—	—	5,139	204,848
Stephen R. Coward	—	—	5,005	199,796
Anthony G. Martella	—	—	—	—

(1)	Calculated based on the product of the number of shares acquired on vesting of the stock award multiplied by the closing stock price on the NASDAQ National Market on the vesting date.

The following table sets forth the payments that would be received by each Named Executive Officer if his employment with the Company were terminated as of December 31, 2010.

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT

			Continuation of
	Cash		Medical/Welfare	Acceleration and		Total
	Severance		Benefit	Continuation of		Termination
	Payment		(present value)	Equity Awards		Benefits
	$		$	$		$

Stanley A. Galanski
• Voluntary Retirement	725,000	(1)	—	—		725,000
• Voluntary Termination	725,000	(1)	—	637,200	(2)	1,362,200
• Involuntary Termination for Cause	—		—	—		—
• Involuntary Termination Without Cause	725,000	(1)	—	637,200	(2)	1,362,200
• Involuntary or Good Reason Termination after Change in Control	725,000	(1)	—	4,495,772	(3)	5,220,772
• Termination on Death or Disability	—		—	4,495,772	(4)	4,495,772

Francis W. McDonnell
• Voluntary Retirement	—		—	—		—
• Voluntary Termination	—		—	—		—
• Involuntary Termination for Cause	—		—	—		—
• Involuntary Termination Without Cause	425,000		—	—		425,000
• Involuntary or Good Reason Termination after Change in Control	425,000		—	964,756	(3)	1,389,756
• Termination on Death or Disability	—		—	964,756	(4)	964,756

Michael L. Civisca
• Voluntary Retirement	—		—	—		—
• Voluntary Termination	—		—	404,050	(2)	404,050
• Involuntary Termination for Cause	—		—	—		—
• Involuntary Termination Without Cause	—		—	404,050	(2)	404,050
• Involuntary or Good Reason Termination after Change in Control	—		—	1,316,946	(3)	1,316,946
• Termination on Death or Disability	—		—	1,316,946	(4)	1,316,946

Stephen R. Coward
• Voluntary Retirement	—		—	—		—
• Voluntary Termination	—		—	10,620	(2)	10,620
• Involuntary Termination for Cause	—		—	—		—
• Involuntary Termination Without Cause	—		—	10,620	(2)	10,620
• Involuntary or Good Reason Termination after Change in Control	—		—	920,445	(3)	920,445
• Termination on Death or Disability	—		—	920,445	(4)	920,445

Anthony G. Martella
• Voluntary Retirement	—		—	—		—
• Voluntary Termination	—		—	—		—
• Involuntary Termination for Cause	—		—	—		—
• Involuntary Termination Without Cause	—		—	—		—
• Involuntary or Good Reason Termination after Change in Control	—		—	503,500	(3)	503,500
• Termination on Death or Disability	—		—	503,500	(4)	503,500

(1)	This cash severance payment, as provided in Mr. Galanski’s employment agreement with the Company and based upon Mr. Galanski’s annual base salary of $725,000 as of December 31, 2010, assumes that notice of termination of employment is given as of such date and that the Company elects to enforce the restrictive covenants included in such employment agreement with respect to noncompetition and nonsolicitation of employees. This cash severance payment would be paid to Mr. Galanski in accordance with the Company’s regular payroll schedule during the one-year period beginning as of such termination date. For a discussion of the terms of Mr. Galanski’s employment agreement, please see “Employment Agreements” above.

(2)	Assumes the exercise of all outstanding vested options within 90 days of the date of termination pursuant to the Company’s Amended 2005 Stock Incentive Plan and 2002 Stock Incentive Plan, based on the December 31, 2010 closing price of the Company’s common stock of $50.35.

(3)	Assumes both a change of control as of December 31, 2010 and termination of employment with the Company within one year thereafter. Under these assumptions, the Company’s Amended 2005 Stock Incentive Plan provides for immediate vesting of all outstanding restricted stock and option awards. Also assumes the exercise of all outstanding vested options within 90 days of the date of termination pursuant to the Company’s 2002 Stock Incentive Plan. Amounts are based on the December 31, 2010 closing price of the Company’s common stock of $50.35.

(4)	Assumes death or an employee’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. Under these assumptions, the Company’s Amended 2005 Stock Incentive Plan provides for immediate vesting of all outstanding restricted stock and option awards. Also assumes the exercise of all outstanding vested options within 90 days of the date of termination pursuant to the Company’s 2002 Stock Incentive Plan. Amounts are based on the December 31, 2010 closing price of the Company’s common stock of $50.35.

Compensation of Directors

During 2010, each director who was not an officer or employee of the Company, other than Mr. Deeks, received an annual payment consisting of $30,000 in restricted shares of the Company’s Common Stock, payable in the first quarter of each year for service during the preceding year (based on the closing price of the Company’s Common Stock on the last business day of such preceding year), and $45,000 in cash, payable in quarterly installments. In addition, members of the Audit Committee of the Board were paid an additional annual retainer of $10,000. The chairmen of the Audit Committee and the

Compensation Committee were paid annual retainers of $30,000 and $20,000, respectively. Chairmen of other Board committees did not receive annual retainers for their services as chairmen.

Mr. Deeks, our Chairman, retired as Executive Chairman and left the employ of the Company in May 2010. At that time, the Compensation Committee determined to pay Mr. Deeks an annual retainer of $325,000 per annum, payable in cash, to provide Mr. Deeks with supplemental retiree medical coverage and to reimburse Mr. Deeks for the cost of any premiums paid to Medicare. Prior to his retirement, Mr. Deeks was paid $162,500 in salary during 2010 and participated in the various other employee benefits plans described herein.

The Compensation Committee of the Board recognizes the importance of ownership of the Common Stock of the Company by its independent directors in aligning the interests of the Board with those of our stockholders. Accordingly, as described above, each director receives payment of $30,000 in fully vested restricted shares of the Company’s Common Stock as part of his annual compensation for Board service, and is required to hold such shares for a minimum of one year. Our directors have generally retained ownership of their Common Stock after such restrictions have lapsed.

Shown below is a table that sets forth the total compensation paid to each independent Board member for service in 2010.

Director Compensation

					Change in
					Pension
					Value and
	Fees				Nonqualified
	Earned			Non-Equity	Deferred
	or Paid	Stock	Option	Incentive Plan	Compensation	All Other
	in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)(1)	($)(2)	($)	($)	($)	($)	($)

H. J. Mervyn Blakeney	45,000	30,009	—	—	—	56,187 (3)	131,196
Peter A. Cheney	55,000	30,009	—	—	—	—	85,009
Terence N. Deeks	162,500	—	—	—	—	176,721 (4)	339,221
W. Thomas Forrester	75,000	30,009	—	—	—	—	105,009
John F. Kirby	66,000	30,009	—	—	—	—	96,009
Robert V. Mendelsohn	22,500	—	—	—	—	—	22,500
Marjorie D. Raines	52,500	—	—	—	—	—	52,500
Marc M. Tract	45,000	30,009	—	—	—	—	75,009
Robert F. Wright(5)	27,500	30,009	—	—	—	—	57,509

(1)	Includes an annual cash retainer of $45,000 paid quarterly to each director other than Mr. Deeks for 2010 Board service in addition to annual retainer fees for the Audit Committee chairman and members and the Compensation Committee chairman. Effective May 26, 2010, Mr. Deeks retired as an executive from the Company and became the non-executive Chairman of the Board, for which he receives an annual cash retainer of $325,000 paid quarterly. The amount reported in Column 1 for Mr. Deeks includes the pro rata portion of his annual cash retainer paid subsequent to such date.

(2)	The amounts shown in the “Stock Awards” column equal the estimate of aggregate compensation costs recognized with respect to stock awards granted in 2010 for 2009 Board service, determined as of the grant date under FASB ASC Topic 718, and excluding the effect of estimated forfeitures. The fair value has been calculated using the closing price of the common stock on December 31, 2009 ($47.11 per share).

(3)	The amount under All Other Compensation was paid to Mr. Blakeney as compensation for his service on NUAL’s board of directors. For a discussion of this compensation, please see “Related Party Transactions” above.

(4)	Other Compensation paid to Mr. Deeks in 2010 includes the base salary that he received prior to his retirement as an executive as well as matching contributions made by the Company pursuant to the terms of the Company’s 401(k) Plan in the amount of $6,500, payment by the Company of an annual physical examination for Mr. Deeks in the amount of $2,825 and a gross up amount for Medicare benefits payable by Mr. Deeks in the amount of $4,896.

(5)	Mr. Wright retired as a director from the Board on May 26, 2010. At the request of the Board, Mr. Wright continues in the role of Director Emeritus, a non-voting Board position. Commencing upon his retirement, Mr. Wright no longer receives directors fees.

Equity Compensation Plan Information

The following chart includes information as of December 31, 2010 with respect to equity compensation plans where equity securities of the Company may be issued:

	A	B	C
	Number of		Number of
	securities to be		securities
	issued upon		remaining available
	exercise of	Weighted-	for future issuance
	outstanding	average exercise	under equity
	stock options,	price of	compensation plans
	warrants and	outstanding	(excluding securities
Plan Category	rights	stock options	reflected in column A)

Equity compensation plans approved by security holders(1)	157,500	$27.13	544,829
Equity compensation plans not approved by security holders	—		—

Total	157,500		544,829

(1)	Consists of the Amended and Restated 2005 Stock Incentive Plan, the 2002 Stock Incentive Plan and the Stock Option Plans. For a description of each of these plans, please see disclosure above.

Compensation Committee Interlocks and Insider Participation

None of Ms. Tomlinson or Messrs. Blakeney, Forrester or Kirby, each of the members of the Compensation Committee, has ever been an officer or employee of the Company or of any of its subsidiaries or affiliates. None of our executive officers has served on the board of directors or on the compensation committee of any other entity where any officer of such entity served either on the Company’s Board or on its Compensation Committee.

Audit Committee Report

The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company’s accounting functions, internal controls and financial reporting process. The Audit Committee is currently composed of three directors, each of whom meets the independence requirements of the NASDAQ stock market and the SEC. The Audit Committee operates under a written charter approved by the Board, which was reviewed in 2010 and is available on our website at www.navg.com under the Corporate Governance link.

The Company’s management is responsible for the Company’s internal controls and financial reporting process. The independent registered public accounting firm KPMG LLP is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted accounting principles and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the Audit Committee met with management and the independent auditors to discuss the audited December 31, 2010 financial statements. The Audit Committee also discussed with the independent auditors the matters required by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended and as currently in effect. The Audit Committee also received written disclosures from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and the Audit Committee discussed with the independent auditors that firm’s independence.

The Audit Committee also reviewed, and discussed with management and KPMG LLP, management’s report and KPMG LLP’s report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. Management is responsible for those activities required to ensure compliance with this legislation.

Based upon the Audit Committee’s discussions with management and the independent auditors, and the Audit Committee’s review of the representations of management, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC.

The Audit Committee:

Peter A. Cheney
W. Thomas Forrester (Chairman)
Marjorie D. Raines

PROPOSAL 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s rules.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate, and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of specific annual and long-term corporate performance targets that promote the realization of increased stockholder value. Please read the “Compensation Discussion and Analysis” included elsewhere in this Proxy Statement for additional details about our executive compensation programs, including information about the fiscal year 2010 compensation of our named executive officers.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, the Company, the Compensation Committee or the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT STOCKHOLDERS VOTE TO APPROVE THE OVERALL COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS BY VOTING “FOR” THIS RESOLUTION.

PROPOSAL 3
ADVISORY VOTE ON THE FREQUENCY OF
AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Act also enables our stockholders to indicate how frequently we should seek an advisory vote on the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, such as Proposal 2 included elsewhere in this proxy statement. By voting on this Proposal 3, stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two, or three years.

After careful consideration of this Proposal, our Board of Directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for the Company, and therefore our board of directors recommends that you vote for a one-year interval for the advisory vote on executive compensation.

In formulating its recommendation, our Board of Directors considered that an annual advisory vote on executive compensation will allow our stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. The Board of Directors further felt that this approach is consistent with the Company’s practice of annual elections for each of its directors. We understand that our stockholders may have different views as to what is the best approach for the Company, and we look forward to hearing from our stockholders on this Proposal.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting. The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. However, because this vote is advisory and not binding on the Board of Directors or the Company in any way, the Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE OPTION OF ONCE EVERY YEAR AS THE FREQUENCY WITH WHICH STOCKHOLDERS ARE PROVIDED AN ADVISORY VOTE ON EXECUTIVE COMPENSATION.

PROPOSAL 4
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Independent Registered Public Accounting Firm

KPMG LLP, Certified Public Accountants, has been appointed by the Board, upon the recommendation of the Audit Committee after evaluating the performance and independence of KPMG LLP, as independent auditors for the Company to examine and report on its December 31, 2011 financial statements, which appointment will be submitted to the Stockholders for ratification at the Annual Meeting. Submission of the appointment of the auditors to the Stockholders for ratification will not limit the authority of the Board or its Audit Committee to appoint another accounting firm to serve as independent auditors if the present auditors resign or their engagement is otherwise terminated.

The Board recommends a vote “FOR” Proposal 4. Proxies will be so voted unless Stockholders specify otherwise in their proxies.

Representatives of KPMG LLP are expected to be present at the Annual Meeting, with the opportunity to make a statement if they desire to do so, and to be available to respond to appropriate questions. The following table presents fees for professional audit services rendered by KPMG LLP for the audit of the Company’s annual financial statements for 2010 and 2009, and fees billed for other services rendered by KPMG LLP related to those periods.

	2010	2009

Audit Fees(1)	$1,569,505	$1,706,580
Audit Related Fees(2)	—	5,000
Tax Fees(3)	126,615	132,463
Other Fees	—	—

Total	$1,696,120	$1,844,043

(1)	Audit fees consisted primarily of fees for the annual audit of the Company’s financial statements and internal control over financial reporting including the requirements of Section 404 of the Sarbanes-Oxley Act, as well as quarterly reviews and statutory audits.

(2)	Audit related fees for 2009 included providing a consent for the filing of the Company’s Form S-3 with the Securities and Exchange Commission.

(3)	Tax fees consisted primarily of fees for tax compliance and advisory services.

The Audit Committee approves each engagement of the independent auditors in advance. The Audit Committee’s chairman has been authorized to approve such services subject to ratification at the next Audit Committee meeting.

ALL OTHER MATTERS WHICH MAY PROPERLY
COME BEFORE THE ANNUAL MEETING

Management does not know of any other matters to be brought before the Annual Meeting except those set forth in the notice thereof. If other business is properly presented for consideration at the Annual Meeting, it is intended that the proxies will be voted by the persons named therein in accordance with their judgment on such matters.

Stockholder Approval

The presence of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting, whether in person or represented by proxy, is necessary to constitute a quorum. Abstentions are counted as present and entitled to vote for purposes of determining a quorum. Stockholders are entitled to one vote per share on all matters submitted for consideration at the Annual Meeting. If you own shares through a bank or broker in street name, you may instruct your bank or broker how to vote your shares. A “broker non-vote” occurs when you fail to provide your bank or broker with voting instructions and the bank or broker does not have the discretionary authority to vote your shares on a particular proposal because the proposal is not a routine matter under the applicable rules. Proposals 1, 2 and 3 are not considered routine matters under applicable rules, so your bank or broker will not have discretionary authority to vote your shares held in street name on those items. Abstentions and broker non-votes count for quorum purposes, but not for the voting of these proposals. A broker non-vote may also occur if your broker fails to vote your shares for any reason. Proposal 4 (ratification of the appointment of our independent registered public accounting firm) is considered a routine matter, so your bank or broker will have discretionary authority to vote your shares held in street name on that item. Inspectors of election appointed for the annual meeting will tabulate all votes cast in person or by proxy at the annual meeting. In the event a quorum is not present at the annual meeting, we expect that the annual meeting will be adjourned or postponed to solicit additional proxies.

The following table indicates the vote required for approval of each item to be presented to the stockholders at the annual meeting and the effect of “withhold” votes, abstentions, and broker non-votes.

Effect of ‘Withhold” Votes,
Item	Required Vote	Abstentions, Broker Non-Votes

Item 1 — Election of Directors	Affirmative vote of a majority of the shares of common stock present and voting.	• “Withhold” votes will have the effect of a vote AGAINST the election of directors. • Broker non-votes will have no effect on the voting for the election of directors.

Item 2 — Advisory Vote on Executive Compensation	Affirmative vote of a majority of the shares of common stock present and voting.	• Abstentions will have the effect of a vote AGAINST this proposal. • Broker non-votes will have no effect on the voting for this item.

Item 3 — Advisory Vote on Frequency of Advisory Vote on Executive Compensation	Affirmative vote of a plurality of the shares of common stock present and voting.	• Abstentions will have no effect on the voting for this item. • Broker non-votes will have no effect on the voting for this item.

Effect of ‘Withhold” Votes,
Item	Required Vote	Abstentions, Broker Non-Votes

Item 4 — Ratification of the appointment of KPMG LLP as the Corporation’s independent registered public accounting firm for fiscal year 2011	Affirmative vote of a majority of the shares of common stock present and voting.	• Abstentions will have the effect of a vote AGAINST ratification. • Broker non-votes will have no effect on the voting for this item.

If you sign and return your proxy card or complete the Internet or telephone voting procedures, but do not specify how you want to vote your shares, we will vote them as follows:

•	FOR each of the director nominees (Proposal 1);

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers (Proposal 2);

•	FOR the approval, on an advisory basis, of an annual advisory vote on executive compensation (Proposal 3); and

•	FOR ratification of the Board’s appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011 (Proposal 4).

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of our Common Stock, to file certain reports regarding the ownership of the Common Stock with the SEC. These insiders are required by the SEC’s regulations to furnish the Company with copies of all Section 16(a) forms they file. To our knowledge, other than certain Forms 3 for newly appointed executive officers filed in April 2010, which were filed four days late on account of a technical filing issue, based solely on review of the copies of such reports furnished to us and written representations that no further reports were required, all of our directors, executive officers and 10% Stockholders made all required filings on time.

We have adopted a code of business conduct and ethics, referred to as our Corporate Code of Ethics and Conduct, that applies to all employees, officers and directors and meets the requirements of the rules of the SEC and of the NASDAQ. In addition, we have adopted a Code of Ethics that applies to our Chief Executive Officer and our senior financial officers which meets the SEC requirements. Both the Corporate Code of Ethics and Conduct and the Code of Ethics are available on our website at www.navg.com under the Corporate Governance link. Any amendments to or waiver of the Corporate Code of Ethics and Conduct or the Code of Ethics will be disclosed on our website under the same link promptly following the date of such amendment or waiver. In addition, in accordance with NASDAQ listing requirements, the Company also intends to disclose on a Form 8-K any waivers from the Corporate Code of Ethics and Conduct that are granted to directors and executive officers.

Absence of Dissenters’ or Appraisal Rights

Under Section 262 of the Delaware General Corporation Law, stockholders have the right to dissent from certain corporate actions. In such cases, dissenting stockholders are entitled to have their shares appraised and be paid the fair value of their shares provided that certain procedures perfecting their rights are followed. The proposals described in this Proxy Statement do not entitle a stockholder to exercise any such dissenters’ or appraisal rights.

Stockholders’ Proposals and Communications

Any proposal by a Stockholder of the Company intended to be presented at the 2012 Annual Meeting of Stockholders must be received by the Company at its principal administrative office no later than December 15, 2011 for inclusion in the Company’s proxy statement and form of proxy relating to that meeting. Any such proposal must also comply with the other requirements of the proxy solicitation rules of the SEC.

The Board of Directors believes that it is important for Stockholders to have a process to send communications to the Board. Accordingly, Stockholders desiring to send a communication to the Board, or to a specific director, may do so by delivering a letter to the Secretary of the Company at The Navigators Group, Inc., Reckson Executive Park, 6 International Drive, Rye Brook, New York 10573. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication-name of specific director or directors”. All such letters must identify the author as a Stockholder and clearly state whether the intended recipients of the letter are all members of the Board or certain specified individual directors. The Secretary of the Company will open such communications and make copies, and then circulate them to the appropriate director or directors.

Form 10-K Annual Report

UPON WRITTEN REQUEST BY A STOCKHOLDER, WE WILL FURNISH THAT PERSON, WITHOUT CHARGE, A COPY OF THE ANNUAL REPORT ON FORM 10-K FOR 2010 WHICH IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO. The Form 10-K Annual Report for 2010 provided to Stockholders will not include the documents listed in the exhibit index of the Form 10-K. Upon written request, we will furnish to the Stockholder copies of any exhibits for a nominal charge. Requests should be addressed to The Navigators Group, Inc., Attn: Investor Relations Department, Reckson Executive Park, 6 International Drive, Rye Brook, New York 10573. In addition, we make available through our website at www.navg.com under the Investor Relations — SEC Filings link, free of charge, our Annual Report on Form 10-K including exhibits, quarterly reports on Form 10-Q including exhibits, current reports on Form 8-K including exhibits, and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC.

Solicitation and Expenses of Solicitation

Our officers and employees may solicit proxies. Proxies may be solicited by personal interview, mail and telephone. Brokerage houses and other institutions, nominees and fiduciaries will be requested to forward solicitation material to the beneficial owners of Common Stock, and will be reimbursed for their reasonable out-of-pocket expenses in forwarding such solicitation material. The costs of preparing this Proxy Statement and all other costs in connection with the solicitation of proxies for the Annual Meeting of Stockholders are being borne by the Company. It is estimated that the costs will be nominal.

Your cooperation in giving this matter your immediate attention and in returning your proxy promptly will be appreciated.

By Order of the Board of Directors

Bruce J. Byrnes

Secretary

Rye Brook, New York
April 13, 2011

THE NAVIGATORS GROUP, INC.
6 INTERNATIONAL DRIVE
RYE BROOK, NY 10573
VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR the following:
		☐	☐	☐

1.	Election of Directors
Nominees

01	H.J. Mervyn Blakeney	02	Terence N. Deeks	03	W. Thomas Forrester	04	Stanley A. Galanski	05	Geoffrey E. Johnson
06	John F. Kirby	07	Robert V. Mendelsohn	08	Marjorie D. Raines	09	Janice C. Tomlinson	10	Marc M. Tract

The Board of Directors recommends you vote FOR the following proposal:			For	Against	Abstain

2.	Approval of the advisory resolution on executive compensation.		☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:		1 year	2 years	3 years	Abstain

3.	Recommendation, by non-binding vote, of the frequency of future executive compensation advisory votes.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:			For	Against	Abstain

4.	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2011.		☐	☐	☐

Please sign exactly as your name (s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com.

THE NAVIGATORS GROUP, INC.
6 International Drive
Rye Brook, New York 10573
PROXY FOR THE MAY 26, 2011 ANNUAL MEETING OF STOCKHOLDERS
Bruce J. Byrnes and Emily B. Miner, or any one of them, with power of substitution, are hereby authorized as proxies to represent and to vote the shares of the undersigned at the Annual Meeting of Stockholders of The Navigators Group, Inc. to be held at 10:00 a.m., Thursday, May 26, 2011, at the office of the Company at Reckson Executive Park, 6 International Drive, Rye Brook, New York 10573, and at any adjournment thereof. The proxies are to vote the shares of the undersigned as instructed on the reverse side and in accordance with their judgment on all other matters which may properly come before the Annual Meeting.
IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL DIRECTOR NOMINEES AND FOR PROPOSALS 2, 4, AND FOR ONE YEAR WITH RESPECT TO PROPOSAL 3.

Continued and to be signed on reverse side